NO. ______________

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               __________________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ALTTECH VENTURES CORP.
              (Exact name of small business issuer in its charter)

NEVADA                                   7379                    88-0480643
(State or other jurisdiction of    (primary standard         (I.R.S. Employer
 incorporation or organization)     industrial code)      Identification Number)

                                13511 VULCAN WAY
                           RICHMOND, BRITISH COLUMBIA
                                 CANADA V6V 1K4
                                  (604) 232-1171
          (Address and telephone number of principal executive offices)

         AGENT  FOR  SERVICE:                         WITH  A  COPY  TO:
     ANDREA L. TAGGART, PRESIDENT                    JAMES  L.  VANDEBERG
        ALTTECH VENTURES CORP.                    OGDEN MURPHY WALLACE, PLLC
         13511  VULCAN  WAY                     1601 FIFTH AVENUE - SUITE 2100
     RICHMOND, BRITISH COLUMBIA                    SEATTLE, WASHINGTON 98101
          CANADA  V6V  1K4                             (206)  447-7000
          (604)  232-1171
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                     CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                                       PROPOSED          PROPOSED
     TITLE OF EACH                 AMOUNT              MAXIMUM            MAXIMUM
       CLASS OF                     TO BE          OFFERING PRICE        AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED           PER UNIT        OFFERING PRICE   REGISTRATION FEE
Common stock, par value       1,616,203 shares   $4.50 per share (1)  $  7,272,913.50  $       1,920.05
0.001 per share                      (1)                                     (1)
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           [OUTSIDE FRONT COVER PAGE]

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION - December 22, 2000

                                   PROSPECTUS
                             [_______________], 2000

     [Logo: Two "t"s, the left one slightly lower than the right, both in two overlapping circles, with the word TagTech to the right of the circle]

                             ALTTECH VENTURES CORP.

                                13511 VULCAN WAY
                           RICHMOND, BRITISH COLUMBIA
                                 CANADA V6V 1K4
                                 (604) 232-1171

                        1,616,203 SHARES OF COMMON STOCK
                       TO BE SOLD BY SELLING SHAREHOLDERS

The selling shareholders of Alttech Ventures Corp. listed on page 8 under the caption "Selling Shareholders" may offer and sell up to an aggregate of 1,616,203 shares of our common stock under this prospectus. The selling shareholders may offer and sell the shares at any price. We will not receive any of the proceeds of this offering.

Our common stock is not listed on a national securities exchange or the Nasdaq Stock Market. We intend to apply to have our common stock included for quotation on the OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Prior to the offering under this prospectus, we expect to directly offer 500,000 shares of our common stock from our authorized capital. On December 20, 2000, we filed a registration statement with the Securities and Exchange Commission for our offering of 500,000 shares.

No underwriters are involved or are expected to be involved in the offer or sale of the common stock under this prospectus. The offering will begin after we close our direct offering of 500,000 shares and the registration statement that includes this prospectus becomes effective. We plan to terminate the offering under this prospectus on May 24, 2001.

An investment in the common stock offered under this prospectus involves a high degree or risk, and we urge you to carefully review this prospectus with particular attention to the section entitled "RISK FACTORS" BEGINNING ON PAGE 3.
                                              ---------------------------------

There are no pre-existing contractual agreements for any person to purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            [INSIDE FRONT COVER PAGE]


You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.



                                 TABLE OF CONTENTS

                                                                        PAGE NO.

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Forward Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Determination of Offering Price . . . . . . . . . . . . . . . . . . . . . . . .7
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Directors, Executive Officers and Control Persons . . . . . . . . . . . . . . 15
Security Ownership of Certain Beneficial Owners and Management . . . . . . . .17
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . . . . . 19
Indemnification of Directors and Officers . . . . . . . . . . . . . . . . . . 19
Description of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Management's Discussion and Analysis . . . . . . . . . . . . . . . . . . . . .26
Description of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Certain Relationships and Related Transactions . . . . . . . . . . . . . . . .28
Market for Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Changes In and Disagreements with Accountants . . . . . . . . . . . . . . . . 32
Financial Statements Index . . . . . . . . . . . . . . . . . . . . . . . . . .33

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                                INVESTMENT RISKS

An investment in this offering involves risk. We are a development stage company. The market for our products and services is new, and we have not achieved market acceptance to date. We have a limited operating history and a history of operating losses. Our loss for the nine months ended September 30, 2000, was $435,290, and for the year ended December 31, 1999, was $219,203. Since inception (June 25, 1996), we have an accumulated deficit of $732,152. We may continue to incur net losses in the future.

                             ALTTECH VENTURES CORP.

We are in the process of commercializing a suite of software tools known as the TagTech system that will serve as a digital copyright management system for intellectual property published on the Internet. Our suite of tools is designed to:

        - let users assign and embed digital codes into intellectual property materials on the Internet,

        -   authenticate and search for files based on embedded codes, and

        -   broker  intellectual  property  transactions.

We plan to initially attract customers to our intellectual property products and services by offering web hosting for a competitive fee. Customers who subscribe to our web hosting service will also have access to our suite of intellectual property management tools. We plan to market our suite of tools by making direct contacts with potential customers and by placing advertisements on websites that direct customers to our website. As we gain market acceptance, we plan to price our intellectual property suite of tools at a premium to our web hosting service. Although we have not yet achieved market acceptance, we believe our products and services are unique to the market and will become an integral part of the intellectual property industry. We cannot assure that our marketing efforts and the marketing of our website, as planned, will be successful.

Our principal executive offices are located at 13511 Vulcan Way, Richmond, British Columbia, V6V 1K4, and our telephone number is (604) 232-1171.

                                  THE OFFERING

Common stock offered by selling shareholders:     1,616,203  shares

Common stock to be outstanding
after this offering:                              7,686,250 shares (assuming the
                                                  sale of all 500,000 shares  in
                                                  our  prior company offering)

Proposed  OTC  Bulletin  Board  symbol:           ATAG

This summary of our offering is based on shares outstanding at September 30, 2000. In addition, as of September 30, 2000, we had reserved 1,077,938 common shares issuable upon exercise of stock options granted to management, consultants and employees, of which 270,000 were granted and exercisable at September 30, 2000.

The offering by the selling shareholders under this prospectus will be on a continuous and delayed basis. We will not receive any of the proceeds from the sale of shares by our selling shareholders. The selling shareholders may offer and sell up to an aggregate of 1,616,203 shares of our common stock under this prospectus. The selling shareholders may offer and sell the shares at any price. The offering by the selling shareholders will begin after we close our direct offering of 500,000 shares and the registration statement that includes this prospectus becomes effective.

                             SUMMARY FINANCIAL DATA

The following tables summarize the statement of loss and deficit and balance sheet data for our business.

                                             NINE MONTHS ENDED    PERIOD JUNE 25,
                                            SEPTEMBER 30, 2000  1996(INCEPTION)  TO
STATEMENT OF OPERATIONS DATA:                  (UNAUDITED)      DECEMBER  31,  1999
------------------------------------------  ------------------  -------------------
Revenues                                    $               -   $                -
Operating  Expenses                         $         454,211   $          296,862
Net  Loss                                   $        (435,290)  $         (296,862)
Net  Loss  per  share                       $            (.06)  $             (.17)
Weighted average common shares outstanding          7,174,000            1,746,247


                                AS AT SEPTEMBER 30,
                                        2000         AS AT DECEMBER 31,
BALANCE SHEET DATA:                 (UNAUDITED)             1999
------------------------------  -------------------  ------------------
Cash and cash equivalents       $          571,658   $           6,213
Total  Assets                   $          652,027   $          41,418
Total  Liabilities              $           59,872   $          92,802
Shareholders' Equity (Deficit)  $         (732,152)  $        (296,862)

                                 RISK  FACTORS

There are significant risks associated with an investment in our common stock. Before making a decision concerning the purchase of our securities, you should carefully consider the following factors and other information in this prospectus when you evaluate our business.

The success of our business model must be considered in light of our limited operating history.

BUSINESS  RISKS

WE  HAVE  NOT  GENERATED  A  PROFIT AND CANNOT BE CERTAIN THAT WE WILL PRODUCE A
--------------------------------------------------------------------------------
PROFIT  OR  REMAIN  PROFITABLE  IF  WE  DO  GENERATE  A  PROFIT.
----------------------------------------------------------------

We are not profitable and may never become profitable. If we do achieve profitability, we cannot be certain that we will remain profitable or that profits will increase in the future. Our auditors have expressed doubt about our ability to continue as a going concern. At this time, we have not achieved profitability and, in fact, expect to incur net losses for the foreseeable future. Our net losses for the nine months ended September 30, 2000, were $435,290, and for the years ended December 31, 1999, 1998 and 1997 were $219,203, $12,514 and $38,898, respectively. No revenue was generated in 1999, 1998 or 1997. Our limited operating history contributes to the difficulty of predicting our potential to generate a profit. We expect to continue to increase our marketing and development expenses in the next 12 months. As a result of these increased expenditures, we will need to generate significant additional revenue and/or raise funds to achieve profitability.

OUR  ABILITY TO SUCCEED DEPENDS HEAVILY ON MARKET ACCEPTANCE OF OUR SERVICES AND
--------------------------------------------------------------------------------
PRODUCTS.
---------

We are heavily dependent on market acceptance of our turnkey concept of managing intellectual property online, and we have not achieved market acceptance to date. Our products and services are unique to the market, and we therefore intend to place considerable emphasis on their introduction, especially within our target markets. Consumer reluctance to embrace our products and services, however, will significantly jeopardize our ability to succeed.

OUR  MARKETING  STRATEGY  MAY  NOT  EXPOSE  OUR  SERVICES  TO  AS MANY POTENTIAL
--------------------------------------------------------------------------------
CUSTOMERS  AS  WE  PROJECT,  WHICH  MAY  AFFECT  OUR  REVENUE  PROJECTIONS.
---------------------------------------------------------------------------

Our revenue projections assume that each advertisement we run on the Internet will be viewed by a certain number of potential new customers. If the web sites we select for our advertising do not let us reach the number of potential new customers that we have assumed, we will not meet our revenue projections and our cash flow will suffer. In addition, we may not obtain enough users of our intellectual property tools without obtaining and expending significant additional resources to educate the marketplace about our tools and draw traffic to our website.

IF  THE  RESPONSE  RATES TO OUR MARKETING CAMPAIGNS ARE LOWER THAN WE ASSUME, WE
--------------------------------------------------------------------------------
MAY  NOT  MEET  OUR  REVENUE  PROJECTIONS
-----------------------------------------

Our revenue projections assume that a certain percentage of potential new customers who view our advertisements will actually become our customers. If a lower percentage of these potential new customers actually become our customers, we will not meet our revenue projections and our cash flow will suffer. In addition, we may not obtain enough users of our intellectual property tools without obtaining and expending significant additional resources to educate the marketplace about our tools and draw traffic to our website.

IF  OUR  PRICING  PRACTICES  DO  NOT  ATTRACT  NEW  CUSTOMERS TO OUR WEB HOSTING
--------------------------------------------------------------------------------
SERVICE,  WE  MAY NOT MEET OUR REVENUE PROJECTIONS AND OUR INTELLECTUAL PROPERTY
--------------------------------------------------------------------------------
MANAGEMENT  TOOLS  MAY  NOT  GAIN  MARKET  ACCEPTANCE.
------------------------------------------------------

Our marketing strategy is based on obtaining customers for our web hosting service. We may not obtain new customers if they believe the cost of our web hosting service is too high compared to available alternatives, which could cause us to fail to meet our revenue projections and could cause our cash flow to suffer. In addition, if we fail to obtain new web hosting customers, our plan for introducing our intellectual property management suite of tools will be seriously undermined, and we may have to obtain and expend significant additional resources to educate the marketplace about our tools and draw traffic to our website.

THE INSTABILITY OF THE INTERNET MAY AFFECT OUR CUSTOMERS' ABILITY TO UTILIZE OUR
--------------------------------------------------------------------------------
PRODUCTS  AND  SERVICES.
------------------------

The Internet may not be able to support the demands placed on it by continued growth. We are highly dependent on the Internet to provide our products and services to the marketplace. Customers that employ the Internet for digital copyright services could experience service degradation or latency due to the volume of users. In this case, the tendency of a dissatisfied customer might be to blame the service provider (i.e., us) rather than the company providing the Internet access.

WE DEPEND UPON A SMALL NUMBER OF KEY PERSONS TO IMPLEMENT OUR BUSINESS PLAN, AND
--------------------------------------------------------------------------------
THE  LOSS  OF  EITHER  OF  THEM  MAY  AFFECT  OUR  BUSINESS  OPERATIONS.
------------------------------------------------------------------------

We are dependent on two key employees to implement our business plan, and the loss of either of them may affect our ability to provide the required quality of service and technical support necessary to achieve and maintain a competitive market position. We do not have an employment agreement with either of these employees, and, as a result, there is no assurance that our key employees will continue to manage our affairs in the future. We have not obtained key man insurance with respect to such employees. Our key employees are as follows:

          Andrea L. Taggart, President, Chief Executive Officer and Director Robert W. Janes, Chief Technical Officer, Treasurer and Director

WE  HAVE  NOT  ACQUIRED  LIABILITY  INSURANCE, WHICH PLACES THE BURDEN OF PAYING
--------------------------------------------------------------------------------
DAMAGES  FOR  LIABILITY  CLAIMS  SOLELY  ON  US.
------------------------------------------------

We have not acquired liability insurance against claims for damage by our products and services. Without insurance to cover damages resulting from liability claims stemming from our products or services, we must shoulder any award of damages against us, and this could significantly affect our business operations if the award is substantial.

GOVERNMENT  REGULATION  OF  THE  INTERNET  MAY  NEGATIVELY AFFECT OUR ABILITY TO
--------------------------------------------------------------------------------
PROVIDE  THE  MARKETPLACE  WITH  OUR  PRODUCTS  AND  SERVICES.
--------------------------------------------------------------

The laws and regulations applicable to the Internet directly affect us because our products and services are heavily dependent on the Internet as a communications and commercial medium. These laws and regulations are still evolving and unclear and have the potential of damaging our business. No specific laws are pending that will have a negative impact on our use of the Internet. However, any of the following laws pertaining to the Internet, if enacted, could potentially have a negative effect on the marketplace for our products and services due to their effect on customers who use our products and services:

          -  regulating  the  price  of  accessing  the  Internet;
          -  taxing  transactions  that  occur  over  the  Internet;
          -  regulation  of  content  on  the  Internet;
          -  privacy  on  the  Internet;  and
          -  intellectual  property  ownership.

A number of proposals have been made at federal, state and local levels that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our operations.

WE  MAY  BE  UNABLE  TO  PROTECT  OUR  INTELLECTUAL  PROPERTY, TRADE SECRETS AND
--------------------------------------------------------------------------------
KNOW-HOW WHICH WOULD REMOVE A BARRIER TO COMPETITION AND MAY DIRECTLY AFFECT THE
--------------------------------------------------------------------------------
AMOUNT  OF  REVENUE  WE  GENERATE.
----------------------------------

Although we employ various methods, including trademarks, copyrights and confidentiality agreements with employees, consultants and third party businesses, to protect our intellectual property and trade secrets, there can be no assurance that we will be able to maintain the confidentiality of any of our proprietary technology, know-how or trade secrets, or that others will not independently develop substantially equivalent technology. The failure or inability to protect these rights could have a material adverse effect on our competitive position and operations.

WE  MAY  BE  FOUND  LIABLE  FOR  INFRINGEMENT, WHICH MAY EXPOSE US TO PAYMENT OF
--------------------------------------------------------------------------------
SIGNIFICANT  DAMAGES  AND  INVALIDATION  OF  OUR  PROPRIETARY  RIGHTS.
----------------------------------------------------------------------

Our business activities may infringe upon the proprietary rights of others and those parties may assert infringement claims against us. Should that occur, the claims and any resultant litigation could subject us to significant liability for damages and could result in invalidation of our proprietary rights. Even if without merit, these potential claims could be time-consuming and expensive to defend or prosecute, and could result in the diversion of management's time and attention from our business.

WE  MAY  BE FOUND LIABLE FOR INFRINGEMENT BASED ON THE CONTENT OF OUR CUSTOMERS'
--------------------------------------------------------------------------------
WEB  SITES.
-----------

Under the Digital Millenium Copyright Act of 1998, we must maintain policies and procedures to avoid hosting web sites that contain materials published without permission of the copyright holder. If our policies and procedures are not adequate, or if they are adequate but we fail to enforce them, we could be held liable to the copyright holder for the infringement of our customer.

INVESTMENT  RISKS

THE  SHARES  WE  SELL IN THIS OFFERING WILL BE "PENNY STOCK", WHICH WILL MAKE IT
--------------------------------------------------------------------------------
MORE  DIFFICULT  TO  SELL  THAN  AN  EXCHANGE-TRADED  STOCK.
------------------------------------------------------------

Our securities, when available for trading, will be subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers that sell such securities to other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets exceeding $5,000,000 or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." (A "penny stock" is any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions). Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the
Securities and Exchange Act of 1934, as amended. The rules may further affect the ability of owners of our shares to sell their securities in any market that may develop for them. Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

          -  control  of  the  market  for  the security by one or a few broker-
             dealers that are  often  related  to  the  promoter  or  issuer;
          -  manipulation  of  prices  through prearranged matching of purchases and sales and  false  and  misleading  press  releases;
          - "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
          - excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
          - the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

OUR  ISSUANCE  OF ADDITIONAL SHARES MAY HAVE THE EFFECT OF DILUTING THE INTEREST
--------------------------------------------------------------------------------
OF  SHAREHOLDERS.
-----------------

Any additional issuances of common stock by us from our authorized but unissued shares may have the effect of diluting the percentage interest of existing shareholders. Out of our 160,000,000 authorized common shares, 152,813,750, or approximately 95%, remain unissued. The Board of Directors has the power to issue such shares without shareholder approval. None of the 40,000,000 authorized preferred shares of Alttech are issued. There are 270,000 outstanding options at September 30, 2000 whose holders may acquire additional common shares. We fully intend to issue additional common shares or preferred shares in order to raise capital to fund our business operations and growth objectives.

BOARD  OF  DIRECTORS  AUTHORITY TO SET RIGHTS AND PREFERENCES OF PREFERRED STOCK
--------------------------------------------------------------------------------
MAY  PREVENT  A  CHANGE  IN  CONTROL  BY  SHAREHOLDERS  OF  COMMON  STOCK.
--------------------------------------------------------------------------

Preferred shares may be issued in series from time to time with such designation, rights, preferences and limitations as our Board of Directors determines by resolution and without shareholder approval. This is an anti-takeover measure. The Board of Directors has exclusive discretion to issue preferred stock with rights that may trump those of common stock. The Board of Directors could use an issuance of Preferred Stock with dilutive or voting preferences to delay, defer or prevent common stockholders from initiating a change in control of the company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

CONCENTRATION OF OWNERSHIP OF MANAGEMENT AND DIRECTORS MAY REDUCE THE CONTROL BY
--------------------------------------------------------------------------------
OTHER  SHAREHOLDERS  OVER  ALTTECH.
-----------------------------------

Our executive officers and directors own or exercise full or partial control over more than 38.8% of our outstanding common stock. As a result, other investors in our common stock may not have much influence on corporate decision making. In addition, the concentration of control over our common stock in the executive officers and directors could prevent a change in control of Alttech.

STOCKHOLDERS  DO  NOT  HAVE  THE  AUTHORITY  TO  CALL  A SPECIAL MEETING THEREBY
--------------------------------------------------------------------------------
DISCOURAGING  TAKEOVER  ATTEMPTS.
---------------------------------

Pursuant to our articles of incorporation, only our Board of Directors has the power to call a special meeting of the stockholders, thereby limiting the ability of stockholders to effect a change in control of the company.

WE  DO NOT ANTICIPATE PAYING DIVIDENDS TO COMMON STOCKHOLDERS IN THE FORESEEABLE
--------------------------------------------------------------------------------
FUTURE  WHICH  MAKES  INVESTMENT  IN  OUR  STOCK  SPECULATIVE  OR  RISKY.
-------------------------------------------------------------------------

We have not paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. The Board of Directors has sole authority to declare dividends payable to our stockholders. The fact that we have not and do not plan to pay dividends indicates that we must use all of our funds generated by operations for reinvestment in our operating activities and also emphasizes, as noted elsewhere in this Form SB-2, that we may not continue as a going concern. Investors also must evaluate an investment in Alttech solely on the basis of anticipated capital gains.

LIMITED  LIABILITY  OF ALTTECH'S EXECUTIVE OFFICERS AND DIRECTORS MAY DISCOURAGE
--------------------------------------------------------------------------------
STOCKHOLDERS  FROM  BRINGING  A  LAWSUIT  AGAINST  THEM.
--------------------------------------------------------

Our articles of incorporation and bylaws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors. These provisions may discourage stockholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited the stockholders. In addition, a stockholder's investment in our company may be adversely affected to the extent that costs of settlement and damage awards against officers or directors are paid by us pursuant to the indemnification provisions of the articles of incorporation and by-laws. The impact on a stockholder's investment in terms of the cost of defending a lawsuit may deter the stockholder form bringing suit against one of our officers or directors. We have been advised that the SEC takes the position that this provision does not affect the liability of any director under applicable federal and state securities laws.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "anticipates", "believes", "plans", "expects", "future", "intends" or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements, which apply only until we close this offering.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. However, the net proceeds of our company offering of up to 500,000 shares of our common stock, after deducting estimated offering expenses, are approximately $ 2,150,000 if the offering is completely sold. We may use registered broker-dealers to act as selling agents and in connection with such sales will pay fees or commissions not in excess of the usual and customary fees and commission. If we use selling agents the net proceeds of the offering after deduction of commissions to selling agents will be approximately $2,000,000 assuming the full offering is sold through the selling agent. There is no assurance that we will sell any or all of the company offering. The following table indicates how we intend to use the net proceeds of our company offering at various levels of funding:

                                  IF 10% SOLD   IF 50% SOLD   IF 100% SOLD
                                  ------------  ------------  -------------
APPLICATION OF PROCEEDS
  Selling and marketing expenses        63,000       292,500        585,000
  Research and development              52,000       315,000        630,000
  Capital expenditures                      --        22,500         45,000
  Working capital                      100,000       445,000        890,000
TOTAL PROCEEDS                    $    215,000  $  1,075,000  $   2,150,000



The  following  is  a  description  of  each  of  the  items in the table above.

- Selling and marketing expenses include the cost of our product launch, our advertising on portal sites and ongoing market research
- Research and development includes the cost of upgrading our existing services and developing new tools
- Capital expenditures include new servers and upgrading the capacity of our systems to handle greater numbers of users

                         DETERMINATION OF OFFERING PRICE

This prospectus is solely for the purpose of allowing certain of our shareholders to sell their stock. The selling shareholders may sell their shares when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date while the registration statement is effective. The selling shareholders will determine the price for and timing of any sales of their stock.

                                    DILUTION

This prospectus is for sales of stock by certain of our shareholders on a continuous or delayed basis in the future. Sales of common stock by shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the price of shares covered by this prospectus may not bear any rational relationship to net tangible book value per share of Alttech Ventures Corp.

                              SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders prior to the offering, the number of shares of common stock that may be offered for sale pursuant to this prospectus by such selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders after the offering, and the percentage ownership after the offering. The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. (See "Plan of Distribution"). However, the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered. Neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus. Particular selling shareholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because the selling shareholders may sell all or part of the shares of common stock offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders.

LAST NAME                           FIRST NAME      NUMBER OF SHARES   NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF THE
                                                   BENEFICIALLY OWNED      OFFERED       BENEFICIALLY OWNED   CLASS BENEFICIALLY
                                                      PRIOR TO THE                          AFTER TO THE        OWNED AFTER THE
                                                        OFFERING (1)                        OFFERING (2)         OFFERING (2)
--------------------------------  ---------------  ------------------  ----------------  -------------------  -------------------
Andersen                          Martin                        1,000               300                 700                    *
Arcari                            Lorenzo                      30,000             9,000              21,000                    *
Aronson                           Amberlee                      3,400             1,020               2,380                    *
Aronson                           Dean                          3,400             1,020               2,380                    *
Aronson                           Edward                        1,000               300                 700                    *
Aronson                           Eldon                         1,000               300                 700                    *
Aronson                           Eliana                          500               150                 350                    *
Aronson                           Harold & J                   26,000             7,800              18,200                    *
Aronson                           Harold                       10,000             3,000               7,000                    *
Aronson                           Shirley                       1,000               300                 700                    *
Aronson                           Stanley                       1,000               300                 700                    *
Arthur                            Eileen                       12,500             3,750               8,750                    *
Ashmead                           R.                            7,000             2,100               4,900                    *
Aspenwood Holdings Ltd (Greg McCartney)                       277,777            83,334             194,443                 2.71%
Astells                           Terry                        20,000             6,000              14,000                    *
Barr                              Corrine                      23,000             6,900              16,100                    *
Barr                              Lawrence                    120,000            36,000              84,000                 1.17%
Barraclough                       T.                            1,000               300                 700                    *
Barter                            C.                              500               150                 350                    *
Basarowich                        Douglas                       5,000             1,500               3,500                    *
Beeton                            L.                            2,000               600               1,400                    *
Berto                             Claudio                      12,500             3,750               8,750                    *
Bevans                            Teri Lynn                       750               225                 525                    *
Beyer                             A.                            1,000               300                 700                    *
Beyer                             Arthur                        2,000               600               1,400                    *
Bibby                             Neil                          5,000             1,500               3,500                    *
Bishop                            Jamie                           221                67                 154                    *
Blais                             Joel                            500               150                 350                    *
Boltax                            Steve                         5,000             5,000                   0                    *


                                        8

LAST NAME                           FIRST NAME      NUMBER OF SHARES   NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF THE
                                                   BENEFICIALLY OWNED      OFFERED       BENEFICIALLY OWNED   CLASS BENEFICIALLY
                                                      PRIOR TO THE                          AFTER TO THE        OWNED AFTER THE
                                                        OFFERING (1)                        OFFERING (2)         OFFERING (2)
--------------------------------  ---------------  ------------------  ----------------  -------------------  -------------------
Bowcott                           Matt                            225                68                 157                    *
Brown                             Nigel Scott                  29,550             8,865              20,685                    *
Brown                             Ross                         12,500             3,750               8,750                    *
Bulka                             Michael                      17,500             5,250              12,250                    *
Burdeniuk                         Sean                          1,000               300                 700                    *
Campbell                          J/J                           3,100               930               2,170                    *
Campbell                          P.                              500               150                 350                    *
Campeau                           D.                            1,000               300                 700                    *
Can-Nor Contracting Ltd.                                        5,000             1,500               3,500                    *
Carter                            S/W                           1,500               450               1,050                    *
Caruso                            Andrea                        1,500               450               1,050                    *
Caruso                            Edna                          7,500             2,250               5,250                    *
Caruso                            Kailin                        1,500               450               1,050                    *
Caruso                            Lisa Marie                    1,500               450               1,050                    *
Caruso                            Michael Thomas                1,500               450               1,050                    *
Caruso                            Rochelle                      1,500               450               1,050                    *
Caruso                            Tom                           7,500             2,250               5,250                    *
Chatham                           D.                            2,500               750               1,750                    *
Christensen                       Neils                         2,000               600               1,400                    *
Christoffersen                    Jan                         124,000            37,200              86,800                 1.21%
Cibere                            Anthony                       1,000               300                 700                    *
Cikaliuk                          T.                              500               150                 350                    *
Clarke                            Andrew                          300                90                 210                    *
Collingwood                       RE                            8,000             2,400               5,600                    *
Cook                              C.                            1,000               300                 700                    *
Coyston                           MR                              750               225                 525                    *
Cross                             Gary                         22,500             6,750              15,750                    *
Crowther                          E.                            6,000             1,800               4,200                    *
Crowther                          Edward                        1,500               450               1,050                    *
Crowther                          Gary                          2,000               600               1,400                    *
Crowther                          Vivian                        6,000             1,800               4,200                    *
Crude Investments                                               1,000               300                 700                    *
Dacyszyn                          James                        50,000            15,000              35,000                    *
Dahle                             S/R                             500               150                 350                    *
Dalgleish                         D.                              500               150                 350                    *
Dalke                                                          50,000            15,000              35,000                    *
Davie                             Alex                         12,500             3,750               8,750                    *
Davis (3)                         John                        150,100            45,030             105,070                 1.44%
Dawson                            S.                            1,000               300                 700                    *
DE Wagner Enterprises Inc.                                      5,000             1,500               3,500                    *
Deans                             CE                            2,000               600               1,400                    *
Denise                            Hall                            500               150                 350                    *
Dhillion                          Rashpal                      18,750             5,625              13,125                    *


                                        9

LAST NAME                           FIRST NAME      NUMBER OF SHARES   NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF THE
                                                   BENEFICIALLY OWNED      OFFERED       BENEFICIALLY OWNED   CLASS BENEFICIALLY
                                                      PRIOR TO THE                          AFTER TO THE        OWNED AFTER THE
                                                        OFFERING (1)                        OFFERING (2)         OFFERING (2)
--------------------------------  ---------------  ------------------  ----------------  -------------------  -------------------
Dobbin                            B.                           10,000             3,000               7,000                    *
Dream Maker Dev. Inc.                                           1,500               450               1,050                    *
Drever                            Darlene                       5,000             1,500               3,500                    *
Drobesch                          Herman                       12,500             3,750               8,750                    *
Drummond                          V.                              500               150                 350                    *
Edlund                            Thomas                       20,000             6,000              14,000                    *
Edwards                           Troy & Tammy                  1,000               300                 700                    *
Engh                              Dan                          12,500             3,750               8,750                    *
Ficociello                        S.                            2,000               600               1,400                    *
Foster                            L.                            1,600               480               1,120                    *
FP Enterprises                                                  3,100               930               2,170                    *
Fricke                            Cheryl                          500               150                 350                    *
Frolick                           V.                            5,000             1,500               3,500                    *
Ganske                            Darcy                         1,000               300                 700                    *
Giese                             Marcia                        3,500             3,500                   0                    *
Glover                            R.                            2,000               600               1,400                    *
Goetzinger                        Jeunese                         500               150                 350                    *
Gonos                             Laurel                          500               150                 350                    *
Gowsky                                                          2,000               600               1,400                    *
Gray                              Dale                          1,500               450               1,050                    *
Guibault                          C.                            2,000               600               1,400                    *
Guilfoyle                         Michele                      22,000             6,600              15,400                    *
Hansen                            Dale                         12,500             3,750               8,750                    *
Hansen                            Terry                        12,500             3,750               8,750                    *
Harley                            Pamela                        1,000               300                 700                    *
Harte                             Craig                           350               105                 245                    *
Hartley                           L.                              700               210                 490                    *
Hauca                             D.                              500               150                 350                    *
Herauf                            Celest                       12,500             3,750               8,750                    *
Ho                                J.                            1,000               300                 700                    *
Holden Invest                                                  50,000            15,000              35,000                    *
Homer                             John & K.                     1,500               450               1,050                    *
Homer                             John & Kee                    1,000               300                 700                    *
Homer                             Mendee                        1,000               300                 700                    *
Hon                               C.                            2,500               750               1,750                    *
Hon                               T.                              500               150                 350                    *
Hood                              W.                            1,500               450               1,050                    *
Horsburgh                         B.                            5,000             1,500               3,500                    *
Horton                            John                         12,500             3,750               8,750                    *
Ipsen                             K/S                           5,000             1,500               3,500                    *
J&J Oilfield Ltd.                                               1,000               300                 700                    *
Jackson                           B.                            1,000               300                 700                    *
Janes (4)                         Robert                       65,000             4,500              60,500                    *


                                       10

LAST NAME                           FIRST NAME      NUMBER OF SHARES   NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF THE
                                                   BENEFICIALLY OWNED      OFFERED       BENEFICIALLY OWNED   CLASS BENEFICIALLY
                                                      PRIOR TO THE                          AFTER TO THE        OWNED AFTER THE
                                                        OFFERING (1)                        OFFERING (2)         OFFERING (2)
--------------------------------  ---------------  ------------------  ----------------  -------------------  -------------------
Jeger                             B/P                           5,000             1,500               3,500                    *
Jinjoe                            J.                            1,500               450               1,050                    *
Johal                             B.                              500               150                 350                    *
Johl                              Dana                         20,000             6,000              14,000                    *
Joyal                             Patricia                    282,777            84,834             197,943                 2.75%
Karpo                             Greg                         12,500             3,750               8,750                    *
Kawano                            James                        15,000            15,000                   0                    *
Keers                             Bill                            300                90                 210                    *
Kehler                            Danny                        49,500            14,850              34,650                    *
Kellerman                         MR                            1,000               300                 700                    *
Kellerman                         TL                            1,000               300                 700                    *
Kirkham                           D.                            1,000               300                 700                    *
Kohut                             D.                           11,000             3,300               7,700                    *
Kokotyn                           B.                              500               150                 350                    *
Kotanko                           N.                              500               150                 350                    *
Krokis                            Keely & Kristen                 500               150                 350                    *
Lade                              Donna                         5,000             1,500               3,500                    *
Lake                              Greoff                       12,500             3,750               8,750                    *
Lalonde                           H.                            1,000               300                 700                    *
Lalonde                           R.                              500               150                 350                    *
Langhout                          S.                              500               150                 350                    *
Laniuk                            D.                            1,000               300                 700                    *
Laurie                            D.                              500               150                 350                    *
Lawrence                          B.                            1,000               300                 700                    *
LCM Equity Inc. (John Donaldson)                               77,784            23,336              54,448                    *
LCM Equity Inc. (John Donaldson)                               50,000            15,000              35,000                    *
Lee                               Bonnie                       10,000            10,000                   0                    *
Lehmann                           G.                           16,750             5,025              11,725                    *
Lenger                            Francis                         650               195                 455                    *
Leong                             S.                            6,200             1,860               4,340                    *
Linkletter                        Kathy                           500               150                 350                    *
Little                            Gillian                         450               135                 315                    *
Liu                               Karen                           500               150                 350                    *
Lorenson                          Troy & Tammy                  1,100               330                 770                    *
Maccaul                           AA                              334               101                 233                    *
MacQueen (5)                      Eileen                      984,000            94,918             889,082                12.37%
MacQueen                          Ronald                       21,250             6,375              14,875                    *
Magic Trading                                                 100,000            30,000              70,000                    *
Magoya                            Rosemary                        500               150                 350                    *
Mah                               G.                            3,450             1,035               2,415                    *
Make Holding Ltd.                                              20,000             6,000              14,000                    *
Manna                             D.                           27,775             8,333              19,442                    *
Manna                             Dave                         14,700             4,410              10,290                    *


                                       11

LAST NAME                           FIRST NAME      NUMBER OF SHARES   NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF THE
                                                   BENEFICIALLY OWNED      OFFERED       BENEFICIALLY OWNED   CLASS BENEFICIALLY
                                                      PRIOR TO THE                          AFTER TO THE        OWNED AFTER THE
                                                        OFFERING (1)                        OFFERING (2)         OFFERING (2)
--------------------------------  ---------------  ------------------  ----------------  -------------------  -------------------
Manna                             John                         14,000             4,200               9,800                    *
Marien                            W.                            4,000             1,200               2,800                    *
Markowsky                         Jason                       162,977            48,894             114,083                 1.59%
Markowsky                         Jennifer                     75,000            22,500              52,500                    *
Markowsky                         W.                            5,500             1,650               3,850                    *
Marshall                          Sharlene                      1,000               300                 700                    *
McCallum                          C.                            1,000               300                 700                    *
McCallum                          D.                            1,000               300                 700                    *
McCallum                          L.                            1,200               360                 840                    *
McCallum                          O.                            3,000               900               2,100                    *
McClaren                          Murray                       12,000             3,600               8,400                    *
McClelland                        Darren                        3,334             1,001               2,333                    *
McClelland                        Lee                          10,000             3,000               7,000                    *
McDermott                         Mark                            250                75                 175                    *
McDivitt                          B.                              500               150                 350                    *
McKay                             JD                            1,000               300                 700                    *
McKay                             KW                              500               150                 350                    *
McKay                             Lesley                        5,000             1,500               3,500                    *
McKay                             T.                              500               150                 350                    *
McLaughlin                        B.                              500               150                 350                    *
McLean                            Cara                            500               150                 350                    *
McMillan                          Richard                      20,000             6,000              14,000                    *
McSorley                          D.                              500               150                 350                    *
Meckle                            Marvin                        1,000               300                 700                    *
Mella                             Vicki                           500               150                 350                    *
Michaels                          Darrell                     100,000            30,000              70,000                    *
Michaels                          Darrell                      10,000             3,000               7,000                    *
Michelborough                     Chester                      20,000             6,000              14,000                    *
Miller                            D.                            2,500               750               1,750                    *
Mitchell                          Beverley                     30,000             9,000              21,000                    *
Molenaar                          Florence                      1,125               338                 787                    *
Morrisson                                                       2,000               600               1,400                    *
Nagy                              L.                            1,000               300                 700                    *
Nagy                              Linda                         3,000               900               2,100                    *
Naturkach                         T.                              500               150                 350                    *
Nazaruk                           N/P                           1,000               300                 700                    *
Nichols                           Scott                        12,500             3,750               8,750                    *
Nominee                           Darrell                     100,000            30,000              70,000                    *
Norris                            Jeffrey                      20,000             6,000              14,000                    *
Nowell                            JS                            2,500               750               1,750                    *
O'Neill                           Darren                          200                60                 140                    *
Ormistron                         Todd                            400               120                 280                    *
O-Shea                            K.                            2,000               600               1,400                    *


                                       12

LAST NAME                           FIRST NAME      NUMBER OF SHARES   NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF THE
                                                   BENEFICIALLY OWNED      OFFERED       BENEFICIALLY OWNED   CLASS BENEFICIALLY
                                                      PRIOR TO THE                          AFTER TO THE        OWNED AFTER THE
                                                        OFFERING (1)                        OFFERING (2)         OFFERING (2)
--------------------------------  ---------------  ------------------  ----------------  -------------------  -------------------
Palma                             G.                              500               150                 350                    *
Palmer                            Laura                           500               150                 350                    *
Panara                            Guido                        12,500             3,750               8,750                    *
Pasitney                          J.                            1,000               300                 700                    *
Peredery                          J.D.                          6,500             1,950               4,550                    *
Perozak                           D.                              500               150                 350                    *
Perry                             Lorina                       20,000             6,000              14,000                    *
Poon                                                           42,500            12,750              29,750                    *
Popowich                          D.                           25,000             7,500              17,500                    *
Premier Sales Inc.                                            100,000            30,000              70,000                    *
Ratz                              Rolf                            667               201                 466                    *
Reinhart                          Christopher                   1,000               300                 700                    *
Ritchie                           Jill                            500               150                 350                    *
Robideau                          David & N.                    1,500               450               1,050                    *
Robideau                          John                            500               150                 350                    *
Robideau                          Russell & H.                 11,000             3,300               7,700                    *
Rusnak                            G.                              500               150                 350                    *
Samora                            Tommy & C.                    1,000               300                 700                    *
Sangha                            Bindy                        15,000             4,500              10,500                    *
Sartinson                         B.                            1,000               300                 700                    *
Sartinson                         T.                            5,000             1,500               3,500                    *
Sawchuk                           K.                            1,000               300                 700                    *
Schmaus                           V.                            1,000               300                 700                    *
Schneider                         Marie                         3,500             1,050               2,450                    *
Scorgie                           AN                              500               150                 350                    *
Scott (6)                         Doug                         84,250            25,275              58,975                    *
Scott                             Eric                         20,000             6,000              14,000                    *
Semmelhaack                       G.                           50,000            15,000              35,000                    *
Sequeira                          Louis                           500               150                 350                    *
Shigemi                           Mark & M.                     1,500               450               1,050                    *
Shoemaker                         W.                              500               150                 350                    *
Shumyla                           Rod                           1,000               300                 700                    *
Shypit                            A.                              500               150                 350                    *
Shyry                             T.                              600               180                 420                    *
Siblock                           Robert                       10,456             3,137               7,319                    *
Siblock                           Robert                        7,800             2,340               5,460                    *
Sino Can Products Ltd.                                          7,000             2,100               4,900                    *
Sloan                             Richard                      42,500            12,750              29,750                    *
Sloan                             Ron                          12,500             3,750               8,750                    *
Smeltzer                          I.                            2,000               600               1,400                    *
Smith                             Leonard                         675               203                 472                    *
Smith                             Melvin                        1,000               300                 700                    *
Smith                             Nicholine                     1,800               540               1,260                    *


                                       13

LAST NAME                           FIRST NAME      NUMBER OF SHARES   NUMBER OF SHARES   NUMBER OF SHARES     PERCENTAGE OF THE
                                                   BENEFICIALLY OWNED      OFFERED       BENEFICIALLY OWNED   CLASS BENEFICIALLY
                                                      PRIOR TO THE                          AFTER TO THE        OWNED AFTER THE
                                                        OFFERING (1)                        OFFERING (2)         OFFERING (2)
--------------------------------  ---------------  ------------------  ----------------  -------------------  -------------------
Snyder                            Colin                        25,000             7,500              17,500                    *
Sopko                             P.                              500               150                 350                    *
Spraggs (7)                       Cynthia                      60,000            18,000              42,000                    *
Stevens                           Bob                          20,000             6,000              14,000                    *
Stevens                           Robert                       20,000             6,000              14,000                    *
Stork                             Wilfred                         225                68                 157                    *
Sugars                            S.                            2,000               600               1,400                    *
Swain                             R.                              500               150                 350                    *
Taggart (8)                       Andrea                    1,685,900            94,918           1,590,982                22.14%
Telford                           Tom                          12,500             3,750               8,750                    *
Thorarinson                       Verne                        16,000             4,800              11,200                    *
Todyriuk                          Dennis                          500               150                 350                    *
Ullrich                           Fred                        316,392            94,918             221,474                 3.08%
Violette                          Carol                        12,500             3,750               8,750                    *
Violette                          Roger                        12,500             3,750               8,750                    *
Walt                              Lisa                            200                60                 140                    *
Walthers                          Steve                        13,500             4,050               9,450                    *
Wangers                           Gordon                       36,125            10,838              25,287                    *
Ward                              George                        1,100               330                 770                    *
Wartenbe                          Brent                         1,750               525               1,225                    *
Wartenbe                                                       33,500            10,050              23,450                    *
Wedman                                                         45,500            13,650              31,850                    *
Wegleitner                        Michael                      37,500            11,250              26,250                    *
Weill                             J.                              600               180                 420                    *
Weiner                            Herb                         20,000             6,000              14,000                    *
Weiss                             Curtis                      272,904            81,872             191,032                 2.66%
Wellmack Construction                                           5,000             1,500               3,500                    *
Wells                             William                      12,500             3,750               8,750                    *
Whan                              Sandra                      300,727            90,219             210,508                 2.93%
White                             Raymond                      13,500             4,050               9,450                    *
Whyte                             Peter                        23,500             7,050              16,450                    *
Wood                              Ian                          20,000             6,000              14,000                    *
Woodrow                           Terry                        12,500             3,750               8,750                    *
Young                             Lindsay                      30,000             9,000              21,000                    *
Zimmer                            Chris                         1,000               300                 700                    *
Zimmer                            Ruth                          1,000               300                 700                    *
Zurrin                            A.                              500               150                 350                    *
Zurrin                            P.                              500               150                 350                    *

     *  Less  than  one  percent.
     (1) Includes options that are exercisable within 60 days.
     (2) Assumes the sale of all offered shares of common stock under this offering and prior to the issuance of common stock under our prior company offering.
     (3) John Davis is a former Director of Alttech Development Corp.
     (4) Robert Janes is Chief Technical Officer, Treasurer and Director of Alttech.
     (5) Eileen MacQueen is Chief Operations Officer, Secretary and Director of Alttech.
     (6) Doug  Scott  is  a  former  Director  of  Alttech.
     (7) Cynthia Spraggs is a Director of Alttech.
     (8) Andrea Taggart is President, Chief Executive Officer and Director of Alttech.

                              PLAN OF DISTRIBUTION

The sale or distribution of the common stock covered by this prospectus may be effected directly to purchasers by the selling shareholders or from time to time in the over the counter market on the OTC Bulletin Board at prices and at terms prevailing at the time of sale. The shares may be sold by one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as an agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     - purchases by a broker or dealer as principal and resales by that broker or dealer for its own account pursuant to this prospectus;
     - an over-the counter-distribution in accordance with the rules of the OTC Bulletin Board;
     - in ordinary brokerage transactions or transactions in which the broker solicits purchasers;
     - in transactions otherwise than on any stock exchange or in the over-the-counter market; and
     -  pursuant  to  Rule  144.

Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholder, or by agreement between the selling shareholder and underwriters, brokers, dealers or agents, or purchasers. There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them.

In effecting the sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated prior to the sale. The selling shareholders, and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any underwriters, brokers dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

The offer and sale of the common stock offered under this prospectus will commence after we close our direct offering of 500,000 shares and the registration statement that includes this prospectus becomes effective. There are no pre-existing contractual agreements for any person to purchase the shares.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding. Further, our officers and directors know of no legal proceedings against us or our property contemplated by any governmental authority.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The following table sets forth the name, age, and position of each Director and Executive Officer of Alttech:

            NAME         AGE               POSITION
     Andrea L. Taggart    29    Director, President and Chief Executive Officer
     Robert W. Janes      42    Director, Chief Technical Officer and Treasurer
     Eileen MacQueen      57    Director, Chief Operations Officer and Secretary
     Sam  Henry           50    Chief  Financial  Officer
     Cynthia Spraggs      43    Director

Andrea Taggart, Eileen MacQueen and Albert Klychak represented the first Board of Directors following the consummation of the Share Purchase Agreement between Lexus Capital Inc., and Alttech Development Corporation (formerly Alttech Ventures Corporation). Albert Klychak was appointed to the Board of Directors in February, 2000. Andrea Taggart and Eileen MacQueen began serving in June 2000. Robert W. Janes and Cynthia Spraggs were appointed to the Board in
September  2000.  Albert  Klychak  resigned  as  a  director  in  November 2000.

Each director will serve staggered terms of one, two, or three years and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent the terms of any employment agreement.

There are no arrangements or understandings between the directors and officers of Alttech and any other person pursuant to which any director or officer was or is to be selected as a director or officer. In addition, there are no agreements or understandings for the officers or directors to resign at the request of another person and the above-named officers and directors are not acting on behalf of nor acting at the direction of any other person.

ANDREA  L.  TAGGART  -  DIRECTOR,  PRESIDENT  AND  CHIEF  EXECUTIVE  OFFICER

Ms. Taggart co-founded Alttech Development Corporation (a British Columbia corporation formerly named Alttech Ventures Corporation) with Eileen MacQueen in June 1996. She has served as a Director and President of the company since its inception. Ms. Taggart was appointed to the Board of Directors, and became President and Chief Executive Officer of Alttech Ventures Corp. (a Nevada corporation formerly named Lexus Capital Inc.) subsequent to the consummation of the Share Purchase Agreement between Lexus Capital Inc. and Alttech Development Corp. in May 2000. Ms. Taggart has been involved with high-technology start-up ventures since 1994, serving as Vice President and director of MacQueen-Taggart Resources, Inc. since 1995. Ms. Taggart is ultimately responsible for all facets of the company. Ms. Taggart focuses 100% of her working energies on Alttech.

ROBERT  W.  JANES  -  DIRECTOR,  CHIEF  TECHNICAL  OFFICER  AND  TREASURER

Mr. Janes has served Alttech in the capacity of technical consultant since the company's inception. In July 1999, Mr. Janes was appointed to the Board of Directors of Alttech Development Corp, and in September 2000, Mr. Janes was appointed as Chief Technical Officer and Director of Alttech Ventures Corp. In December 2000, Mr. James was appointed Treasurer. Mr. Janes has been involved with computer sciences since the late 1970s, and participated in the early development of Internet-based technology working with Nirv Centre (later acquired by OpenText). Mr. Janes' background includes extensive experience in the high-technology sector, and he has previously held positions with the University of Toronto (1975 - 1989) and Primus Canada (1995 - 2000, Manager, Systems Information).

EILEEN  MACQUEEN  -  DIRECTOR,  CHIEF  OPERATIONS  OFFICER  AND  SECRETARY

Ms. MacQueen co-founded Alttech along with Andrea Taggart in 1996. She is responsible for overseeing all internal aspects of the company's operations, including administration, human resources and corporate compliance and governance matters. Ms. MacQueen has been President and Chief Operating Officer of MacQueen-Taggart Resources since 1995. Ms. MacQueen has also held senior management positions in both the private and public sectors, most recently with the Ministry of the Attorney General of British Columbia.

SAM  HENRY  -  CHIEF  FINANCIAL  OFFICER

Prior to joining Alttech as its Chief Financial Officer in April 1999, Mr. Henry served as Chief Financial Officer of Asia Pacific Telecommunications Corporation from 1995 to 2000 and controller of Vertigo Technology, a software development company from 1994 to 1997. Mr. Henry's professional background includes dealing with budgets up to $50 million, corporate acquisitions, management and corporate compliance reporting for publicly-traded companies.

CYNTHIA  SPRAGGS  -  DIRECTOR

Ms. Spraggs has been a Director of Alttech since September 2000. She has been President and Director of BP Trade since May 1999. From May 1994 to May 1999, Ms. Spraggs served as President of McNaughton Consulting. Since 1994, Ms. Spraggs has consulted on technology management issues in both the United States and Canada, and has managed in excess of $200 million in technology acquisitions and contracts. She has been involved with technology ventures since 1981 as a systems analyst supporting the brokerage offerings for Control Data in Vancouver. Subsequently, with BC Tel, Ms. Spraggs managed telecommunications for the Vancouver Stock Exchange and Georgia Pacific Securities. With Bell Data Systems, she worked closely with Richardson Greenshields in 1986 to develop an early ISDN brokerage system in conjunction with Manitoba Telephone Systems. With CGI Group, as acting Director of the BC Branch, Ms. Spraggs was responsible for the financial modeling and analysis for the Vancouver Stock Exchange BPR project in 1994.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2000, our outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by us to own beneficially, more than 5% of our common stock, and the shareholdings of all executive officers and directors as a group. As of September 30, 2000, we had 7,186,250 shares of common stock issued and outstanding.

                                                                       SHARES    PERCENTAGE OF
NAME                                                                    OWNED     SHARES OWNED
--------------------------------------------------------------------  ---------  --------------
Andrea L. Taggart (1)
Chief Executive Officer, President and member of the Board of
Directors                                                             1,685,900           23.4%
Robert W. Janes (2)
Chief Technical Officer, Treasurer and member of the Board of
Directors                                                                65,000              *
Eileen MacQueen (3)
Secretary and member of the Board of Directors                          984,000           13.7%
Sam Henry (4)
Chief Financial Officer                                                  60,000              *
Cynthia Spraggs (5)
Member of the Board of Directors                                         60,000              *
All Executive Officer and Directors as a Group (6) -  5 individuals   2,854,900           38.8%

Except as noted below, all shares are held of record and each record shareholder has sole voting and investment power.

*  Less  than  one  percent.

(1) Ms. Taggart's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(2) Includes 50,000 options that are currently exercisable. Mr. Janes's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(3) Ms. MacQueen's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(4) Includes 60,000 options that are currently exercisable. Mr. Henry's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(5) Includes 60,000 options that are currently exercisable. Ms. Spraggs's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(6)  Includes  170,000  options  that  are  currently  exercisable.

Alttech's executive offices are located at 13511 Vulcan Way, Richmond, British Columbia, Canada V6V 1K4.

There are no arrangements known to Alttech, the operation of which may result in a change of control of the company.

                            DESCRIPTION OF SECURITIES

The following is a description of the material terms of our capital stock. This description does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement that include this prospectus, and by the applicable provisions of Nevada law.

Our authorized capital stock consists of 160,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, par value $0.001 per share.

COMMON  STOCK

Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Alttech's common stock.

Because the holders of shares of Alttech's common stock do not have cumulative voting rights, the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

The holders of shares of common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, the net assets of the company available to shareholders after payment of all creditors.

Under our articles of incorporation, only the Board of Directors has the power to call a special meeting of the shareholders, thereby limiting the ability of shareholders to effect a change in control of the company by changing the composition of its Board.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Alttech's common stock are issued, the relative interests of existing shareholders may be diluted.

PREFERRED  STOCK

The Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights, within the limits set forth by the laws of the state of Nevada, or any successor statute, of any class of its preferred stock before the issuance of any shares of that class or one or more series within that class before the issuance of any shares of that series.

This is an anti-takeover measure. The Board of Directors has exclusive discretion to issue preferred shares with rights that may trump those of its common stock. The Board of Directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock shareholders from initiating a change in control of the company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of the company's common stock.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Neither Elliott Tulk Pryce Anderson nor Ogden Murphy Wallace, PLLC was employed on a contingent basis in connection with the registration or offering of our common stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

In  accordance  with Nevada law, our Articles of Incorporation, filed as Exhibit
3.1 to the registration statement that includes this prospectus, provide that the company may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the company, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

Our bylaws, filed as Exhibit 3.2 to the registration statement that includes this prospectus, provide that the company will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the company, absent a finding of negligence or misconduct in office. Our bylaws also permit the company to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not the company has the power to indemnify such person against liability for any of those acts.

                             DESCRIPTION OF BUSINESS

OVERVIEW

We are a development stage company in the process of commercializing a suite of software tools known as the TagTech system that will serve as a digital copyright management system for intellectual property published on the Internet. Our suite of tools is designed to:

     - let users assign and embed digital codes into intellectual property materials on the Internet,

     -   authenticate  and  search  for  files  based  on  embedded  codes,  and

     -   broker  intellectual  property  transactions.

We plan to initially attract customers to our intellectual property products and services by offering web hosting for a competitive fee. Customers who subscribe to our web hosting service will also have access to our suite of intellectual property management tools. We plan to market our suite of tools by making direct contacts with potential customers and by placing advertisements on websites that direct customers to our website. As we gain market acceptance, we plan to price our intellectual property suite of tools at a premium to our web hosting service.

Alttech Ventures Corp. is a Nevada corporation. We are headquarterd and have our principal business offices at 13511 Vulcan Way, Richmond, British Columbia, Canada V6V 1K4.

CORPORATE  HISTORY

We have historically conducted our operations through Alttech Development Corporation, a British Columbia corporation that was previously named Alttech Ventures Corporation. Alttech Development was formed June 25, 1996, and has been devoted to developing our suite of intellectual property management tools since it was formed. Alttech Development will continue as the Canadian operating subsidiary in our corporate group.

Alttech Ventures Corp., a Nevada corporation that was previously named Lexus Capital Inc., is the parent company in our corporate group and the issuer of common stock in this offering. Alttech Ventures owns 100% of Alttech Development by virtue of a voluntary share exchange transaction that closed on May 25, 2000. Around the same time as the voluntary share exchange, Alttech Ventures raised some capital that was ultimately converted into common stock. Taking all of these transactions into account, our capital structure has developed as follows:

                                                                    Shares
                                                                -------------
     Original Alttech Ventures shareholders                       2,500,000
     Former Alttech Development shareholders                      4,142,425
     New  private  placement  investors                             543,825
                                                                -------------
                                                                  7,186,250
                                                                =============

All of our current directors were directors of Alttech Development prior to the voluntary share exchange transaction.

Alttech Ventures also owns 100% of TagTech Corporation, a Washington state corporation, which will serve as the U.S. operating subsidiary in our corporate group. TagTech has not yet undertaken any operations. The original business plan of Alttech Ventures, then known as Lexus Capital, was to acquire the rights to a wheeled snow shovel and then market it.

INDUSTRY  OVERVIEW

We believe that the increasing popularity of the Internet, and its use as a tool for sharing intellectual property, creates a demand for our suite of intellectual property management tools.

The Internet is a global cooperative of computers and computer networks, which are managed by private and public sector organizations, educational institutions, individuals, and businesses. The basic feature of the Internet is that it allows individuals and organizations to communicate electronically and globally by accessing and sharing information.

Information is exchanged between computers for a variety of purposes. These purposes may include, but are not limited to: the sharing of ideas, transferring of data between two or more locations, publishing of creative works, conducting commercial activities and transactions, and performing research.

The Internet is comprised of many different, typically inter-related, components including electronic mail and the World-Wide-Web. The Internet maintains its founding characteristics of being highly decentralized and not controlled by any national government or other central authority.

The World-Wide-Web, commonly referred to as "the Web," is a vast array of information presented in graphical, textual, audio, and/or video formats. A "Web page" is a document on the World-Wide-Web, consisting of an HTML file and any related digital files, often containing text and graphics, and which may be linked to audio, video and executable computer applications. A "Web site" is a collection of inter-related, and typically inter-linked, individual Web pages. A "link" is a specific code which allows a particular word, phrase, graphic, or other item published on the Web page to lead to another Web page or Web site, if selected and clicked by the user.

The Web can be accessed using software that allows non-technical users to exploit the capacities of the Internet. The development of technology and associated easy-to-use software has made the Internet and the Web easier to navigate and more accessible to an increasing number of users.

The growth of the Internet has resulted in a large amount of unstructured information being published on the Web. According to Internetindicators.com
(NEC), there are already 800 million Web pages on the Internet. NEC estimates that the number of Web pages will increase from 320 million in 1997 to over 9.1 billion in 2002, and, as of January 2000, Inktomi Corporation reported that the number of Web pages had already exceeded 1 billion.

As each Web page may contain information presented in textual, graphical, audio and/or video formats, the quantity of individual pieces of intellectual property published on the Web is already immense.

MARKET  OPPORTUNITY

The growth of the Internet offers a modern venue for widespread and rapid distribution of intellectual property published in digital format. Such growth has magnified the concern for the protection of intellectual property. Several studies conducted on copyright infringements highlight the potential market for
protection  of  copyrights  to  digital  materials.   For  example,  the  U.S.
Government Printing Office via GPO Access reports that copyright losses exceed $2 billion a year. The International Intellectual Property Alliance reported in February 1999 that copyright piracy in 62 countries caused at least $12.4 billion in trade losses in 1998, up from $6 billion in trade losses due to copyright piracy in 1995. As evidenced by these and other statistics, the need for effective copyright management systems is growing, especially in light of the consistent growth of intellectual property published on the Internet.

In addition, with the introduction of the Digital Millennium Copyright Act of 1998, online service providers are required to institute policies and procedures for providing a mechanism to ensure that the online service provider does not host intellectual property materials on their computers and networks that have been published without permission from the copyright holder.

The size of this potential market is difficult to accurately measure, although a 1999 study conducted by Economists Incorporated reported that "for the eighth straight year, the U.S. copyright industries continue to be one of the fastest growing segments of the U.S. economy." This study also reported that in 1997, the copyright industries contributed approximately $500 billion to the U.S. economy, representing an increase of 7.2% from 1996. "Copyright industries," as defined in this study, are those "core industries and portions of many other industries that either create, distribute, or depend upon copyrighted works." Examples of such "copyright industries" include: video, audio, software and book retail sales; the motion picture industry; the music, book, newspaper and journal publishing industries; and the computer software industry. The potential market for our products and services may include developers and owners of all forms of intellectual property who publish their digital work on the Internet and want to protect their copyright to such materials.

THE  ALTTECH  SOLUTION

We believe that a market exists for a turnkey approach to managing the dissemination, use and security of intellectual property published on the Internet. We have devised a suite of tools that we are in the process of commercializing that will serve as a digital copyright management system for intellectual property published on the Internet. Our tools are designed to:

     -  let  users assign and embed digital codes in all types of file formats,
     -  authenticate  and  search  for  files based on embedded codes, and
     -  broker  intellectual  property  transactions.

Our suite of tools will be available by accessing our website, http://www.iptag.com.

We believe that attracting our potential customers to our website to try our suite of tools is of paramount importance. For this reason we will provide web hosting services. Web hosting services are a well-defined and well-recognized market. In general, in return for an initial set-up fee and then a monthly service fee, a web hosting company will allow customers to maintain, store and connect websites to the Internet without purchasing and administering the necessary hardware, software and Internet connectivity they would need to create and host the websites themselves.

Our plan is to initially offer web hosting - plus our suite of intellectual property management tools - at a price that competes with companies that offer just web hosting services. As we gain an understanding of the popularity and price sensitivity of our various tools, we will bundle different packages of tools that will be priced at a premium to the basic web hosting service. We do not plan for our primary business to be web hosting, and ultimately we expect that our customers will buy tool packages and services from us even though their websites may be hosted elsewhere.

OUR  PRODUCTS  AND  SERVICES

Our suite of tools, known as the TagTech system, offers products and services for publishing and managing intellectual property materials on the Internet.
The TagTech system is comprised of core software applications that assign and embed digital signatures into intellectual property materials, a graphical-user-interface, and a communications infrastructure of computer software scripts that tells the core software applications how to operate. Core software applications are housed on our internal computer servers.

Our existing TagTech system offers users the ability to perform the basic tasks associated with intellectual property management, including:

     -  publishing  materials  on  the  Internet,
     - assigning a unique code to each intellectual property material in any type of digital file format (e.g., graphic files, audio files, video files, text files, and executable program files),
     -  embedding  information  into  selected intellectual property materials,
     -  registering  intellectual  property  materials,  and
     - conducting manual searches to identify and authenticate previously registered intellectual property materials.

We consider our TagTech products to consist of those versions of core applications that will be available for downloading by users, while we consider our services to be those applications that are housed on our own servers and that can be accessed and processed while a user is connected to our computer servers.

-  INTELLECTUAL  PROPERTY  MANAGEMENT  SERVICES

     Assigning  and  Embedding  Digital  Codes
     -----------------------------------------

TagTech has three distinct, yet inter-related software applications for assigning and embedding digital codes: Fingerprinting, Tagging and
Watermarking. Our customers may choose one or all of these applications to protect and manage their intellectual property. This choice will be dependent on the customer's intended use of the protected digital material, and the type of file format used. These core services will allow customers to identify, register, and imprint intellectual property with an identifying code unique to the registered users.

     Fingerprinting: Fingerprinting is the process of assigning a unique number that describes, identifies and registers the contents of a digital file in any format. The numerical digits of a file are examined and condensed into a unique number that is then assigned as that specific file's unique 'digital fingerprint'. Once the fingerprint is assigned, it is entered into our registry of digital fingerprints, providing evidence of date, time, creation, and ownership of the intellectual property contained with, and represented by, the digital file.

     Tagging:   Tagging  is  the  process  of  inserting  any information into a digital file for the purpose of identification and/or classification. An informational "tag" is inserted into a digital file in order to identify the file and/or to classify the file's contents. Typically, such an informational "tag" is inserted into the file header, making the "tag" itself visible to computers running applications capable of identifying and reading the information that has been inserted.

     Watermarking: Watermarking is the process of inserting, either visibly or imperceptibly, a code into a digital file for the purpose of identification and authentication. A digital image is analyzed to determine where a code identifying the owner, creator, or licensee, could easily be hidden. Upon completion of this step, pixel values of the digital image are adjusted slightly in correspondence with the code. This code (watermark) is either visible or imperceptible to the human eye, but in both instances may be detected and interpreted by a computer.

     Digital  Code  Searching  &  Authentication
     -------------------------------------------

In addition to the capacity of assigning and embedding digital codes into digital files containing intellectual property materials, the TagTech system has an application called TagSpider. TagSpider is a search application that locates copies of previously registered digital files and compares the digital code found in the process of that search with digital codes stored in our database. This search capacity is used to locate and authenticate ownership and/or license rights to previously registered digital files containing intellectual property.

     Manual Searching: Manual searching is the directed process of locating and authenticating digital files that have been fingerprinted, tagged, and/or watermarked. Tracking software, sometimes referred to as "search-bots" or "track-bots", is manually directed by a person to a specific location (a place on the Internet or a local computer which contains digital files), where it searches for digital files containing identifying codes that have been generated by our technology. When a TagTech applied code is located, the information contained within that code is cross-referenced with our database of registered digital files to determine and/or authenticate the registered owner of the digital file.

     Automatic Searching: The automatic, or random, process of locating and authenticating digital files that have been fingerprinted, tagged, and/or watermarked. Tracking software, or "track-bots," that have been developed to identify and authenticate digital files containing a TagTech fingerprint, tag, or watermark, randomly search the Internet. Upon locating a TagTech fingerprint, tag, or watermark, the track-bot then cross-references the information contained in the digital file with our database of registered intellectual property to ensure that the digital file is authorized to be located and used where it was found by the track-bot. If the registered owner of the digital file had not previously specified that their property was authorized to be located and used at the site where it was found, an email message notifies the registered owner of a possible misappropriation or reproduction of their property.

     Internet-Based  Brokerage
     -------------------------

We anticipate providing an intermediary service between buyers and sellers of intellectual property, allowing customers the ability to list their registered intellectual property materials for sale or licensing on the TagTech server.

An Alttech customer may authorize us to sell or to license a copy of their digital material(s) to a third party who has offered to purchase the same digital material(s). Our brokerage system will then automatically purchase or license a copy of the digital material and then resell or sublicense that copy to the purchaser.

-  INTELLECTUAL  PROPERTY  MANAGEMENT  PRODUCTS

We intend to provide our TagTech applications as products to those users who choose to download, install, and use the applications on their own computer servers.

-  INTELLECTUAL  PROPERTY  PUBLISHING  SERVICES  (INCLUDING  WEB  HOSTING)

In conjunction with using TagTech's intellectual property management products and services, customers will be able to publish their personal or business web sites on TagTech's server. Web sites may contain intellectual property materials such as text, graphics, audio, video, and executable files.

We initially intend to act as a web host provider for a nominal annual fee, although we do not plan for our primary business to consist of web hosting in the future. Web hosting is a recognized service that customers pay for that allows them to create and maintain high quality, sophisticated websites without purchasing, configuring, maintaining and administering the necessary hardware, software and Internet connectivity they would need to create and host the websites themselves.

Many companies offering web hosting have achieved success in a relatively short period of time. For example, HyperMart, a web hosting company formed in 1996 reports on its website http://www.hypermart.net, that its client base consists
                         ------------------------
of over one million members. Bizland, Inc., another web hosting company that launched in the third quarter of 1999, reports on its website http://www.bizland.com, that its client base consisted of 250,000 members by the
                  ----
first  quarter  of  2000  and of  500,000 members by the second quarter of 2000.

MARKETING  AND  SALES

Since inception, we have focused on the design and development of new technologies, and we have not yet been actively engaged in the marketing and sales of our products and services. Our existing customers have been acquired as the result of random searching by the customers for our services. Commencing in the fourth quarter of 2000, we intend to begin the active marketing of our TagTech system. We expect our promotional efforts to initially focus on broad-based marketing and targeted marketing initiatives, both of which direct customers to our website, www.iptag.com, where customers can pay a nominal annual fee for web hosting. We plan to offer our web hosting services at a competitive price, with the additional benefit that those customers who use our web hosting services will be allowed to use our suite of intellectual property management tools for free. As we gain a better understanding of the popularity and price sensitivity of our various tools in the TagTech system, we will bundle different packages of tools that will be priced at a premium to our basic web-hosting service. We do not expect or plan for our primary business to be web hosting, and we ultimately expect our customers to buy tool packages and services from us even though their websites may be hosted elsewhere.

     BROAD-BASED  MARKETING

To reduce the risk of expending large amounts of capital on useless promotion, our initial broad-based marketing efforts of TagTech will be focused on contacting groups of Internet users we believe are likely to want to use our services. Our goal is not to reach the largest possible audience at the onset, but to test the viability of our market penetration strategies with initiatives that can be adequately tracked, monitored and analyzed. This broad-based marketing effort will focus on distributing industry and market-specific promotional materials through an average of 100 distinct Internet portals per month for each month through January 2001. Such "portals" will include commercial and non-commercial websites operated by third parties, online communities, newsgroups, and discussion forums, search engines and resource listings. The portals will be selected and identified based on their subject matter, so that there is an increased probability that their users would be interested in our TagTech products and services.

     TARGETED  MARKETING

Our targeted marketing efforts will involve the process of collecting data on individual prospective customers to define their type of business, the specific needs that TagTech products and services can be applied to, and related information. Subsequent to this process of gathering relevant data, we will individually modify our promotional material templates and make direct contact with prospective customers through telephone, mail and e-mail.

Although a more time-intensive and costly method of reaching individual prospective customers, we anticipate that our targeted marketing efforts will achieve a higher percentage success rate compared to broad-based marketing initiatives. This assumption is based on our belief that direct marketing efforts will be able to more effectively gain consumer confidence in TagTech products and services.

COMPETITION

We are unaware of any direct competition to our turnkey system for the publishing and management of intellectual property on the Web. However, several companies and government agencies present indirect competition within the market.

Government bodies, such as the United States Copyright Office and the Canadian Intellectual Property Office, provide the service of registering copyrights. These government authorities do not verify ownership, provide protection against unauthorized use, track the usage of registered intellectual property, or provide legal support or protection in cases of dispute. In some instances, such as with the Canadian Intellectual Property Office, these government agencies do not even verify that a work being registered actually exists (e.g. the Canadian Intellectual Property Office does not require a copy of the work to be sent with the application for registration as this government agency does not have the mandate to collect and compile copyright materials).

Registration with any government body is not required in order to have "the right to copy" intellectual property. Rather, the singular benefit of registration of copyright is that the owner of the work obtains a certified date of copyright registration. Effectively, such government agencies provide the registration process as a means of establishing a particular date at which an individual or entity claims to have copyright of a particular work. Other methods of establishing the date of claim to a copyright, with comparable effectiveness, include sending a copy of the original work via certified mail, or simply having a second person witness the date of copyright.

Some of the commercial organizations that offer indirect competition to our turnkey system for the publishing and management of intellectual property sell "watermarking technology" exclusively, and most are focused on selling complex, highly customized, systems to major corporations. We do not believe that "watermarking" a digital file exclusively provides adequate protection against infringement and misappropriation. The following are some of our indirect competitors who provide watermarking embedding technology software:

          Digimarc - Digimarc supplies a "plug-in" (additional feature) application to third party graphics programs such as CorelDraw and Adobe to embed copyright information into images. Digimarc also offers the service of possibly tracking usage of graphical images online through their "MarcSpider" technology that apparently tracks for images that have been watermarked using Digimarc's application. Some of Digimarc's applications have been "hacked" (the code has been broken by other computer programmers, so that the technology is not secure) by third parties, and in the spring of 2000, Digimarc released its "MediaBridge" technology, which now appears to be Digimarc's market focus. "MediaBridge" embeds codes into printed materials for use in advertising campaigns. We are not aware of any other services or products offered by Digimarc that would make Digimarc a direct competitor to our turnkey system for management of Intellectual Property.

          MediaSec - MediaSec has operations in Germany and Rhode Island. According to the company's Web site located at www.mediasec.com, MediaSec specializes in the development, commercialization and licensing of "data-hiding" applications and "digital watermarking technologies." We are not aware of any other services or products offered by MediaSec, such as publishing, tracking, and brokerage services that would make MediaSec a direct competitor to our turnkey system for management of intellectual property.

          Signafy.com  -  Funded  by  NEC,   Signafy.com   offers  an  embedding
     technology requiring that the original image is presented for comparison in order to detect and read Signafy's watermark.

We believe that other, presently indirect competitors also exist, and that these would include any Internet or Web-based organization that provides the service(s) of Web page hosting, brokeraging, collecting or compiling, and searching for or tracking any form of intellectual property. We are not, however, aware of any group or organization that offers the range of products and services that comprise our turnkey approach to managing intellectual property published on the Web.

INTELLECTUAL  PROPERTY

     TRADEMARKS

We have conducted an initial search of existing trademarks, and we intend to file applications to register several trademarks for the TagTech system. These trademark applications are expected to include the TagTech logo, which is described as being two letter T's inside of two circles, the name TagTech, FingerPrint, and TagSpider.

     PATENTS

Although we do not currently have any patents or applications pending, we believe some of our technology is patentable, and we intend to pursue our patent applications in the future.

EMPLOYEES

We currently have a total of 15 full-time paid employees. Of these employees, three are engaged in the area of corporate development and marketing, two are administrative personnel and the remaining ten employees are involved in the technical development and technical operations.

RESEARCH  AND  DEVELOPMENT

Over the past two fiscal years, we spent $59,111 on research and development, and a further $175,422 during the nine months ended September 30, 2000. To date our primary activities have consisted of raising capital and research and development so that we can implement our business plan and sustain operations.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our audited financial statements and notes thereto for the years ended December 31, 1999 and 1998, our unaudited consolidated financial statements and notes thereto for the nine months ended September 30, 2000, and other financial information appearing elsewhere in this prospectus.

OVERVIEW

We are a development stage company in the process of commercializing a suite of software tools known as the TagTech system that will serve as a digital copyright management system for intellectual property published on the Internet. We plan to initially attract customers to our intellectual property products and services by offering web hosting for a competitive fee. Customers who subscribe to our web hosting service will also have access to our suite of intellectual property management tools.

Our  suite  of  tools  is  designed  to:

   - let users assign and embed digital codes into intellectual property materials on the Internet,
   -  authenticate  and  search  for  files  based  on  embedded  codes,  and
   -  broker  intellectual  property  transactions.

We plan to market our web hosting service and suite of tools by making direct contacts with potential customers and by placing advertisements on websites that direct customers to our website. As we gain market acceptance, we plan to price our intellectual property suite of tools at a premium to our web hosting service.

We have not generated any revenues to date. We launched our website, www.iptag.com, on November 8, 2000. Initially we expect to generate revenues
-------------
from an annual web-hosting fee. The amount of revenue that we generate will depend on the number of customers whose websites we host.

Customers will be able to use our suite of tools free of charge during an introductory offer period. As we monitor the popularity of our various tools, we will begin to charge for tools when introductory offers expire. Our plan is to determine the tool packages and price levels that will allow us to maximize revenue. Because we are uncertain about the extent of market acceptance for our tools, we cannot predict the factors that might cause revenues associated with particular tools or packages of tools to fluctuate.

Our operational efforts have been focused on developing our suite of tools. This effort will be ongoing, and the expenses associated with development will continue to be mainly salaries. We will need to maintain the infrastructure to host websites and make our tools and their related services available, which will consist mainly of enhanced telecommunications and technical support expenses. We will need to launch our web-hosting service and suite of tools, which we expect to result in significant selling and marketing expenses.

BASIS  FOR  PRESENTATION  OF  FINANCIAL  INFORMATION

Our financial statements effectively present our results of operations as a continuation of Alttech Development Corp. On February 18, 2000, Alttech Ventures (then known as Lexus Capital, a Nevada corporation) entered into a binding Share Purchase Agreement with Alttech Development Corp. (then known as Alttech
Ventures Corporation, a British Columbia corporation) and its shareholders, pursuant to which the parties agreed to complete a share exchange transaction that resulted in a reverse takeover of Alttech Ventures by Alttech Development. On May 25, 2000, Alttech Ventures issued a total of 4,142,425 shares in exchange for all of the voting common shares of Alttech Development Corp.

For accounting purposes the acquirer is Alttech Development Corp., as greater than 50% of the issued and outstanding common shares of Alttech Ventures at date of acquisition were owned by the shareholders of Alttech Development Corp. As Alttech Development Corp. is the legal subsidiary of Alttech Ventures the nature of the business combination is a reverse takeover whereby the control of Alttech Ventures is acquired by Alttech Development Corp. The consolidated financial statements are issued under the name of Alttech Ventures but are a continuation of Alttech Development Corp. and not Alttech Ventures. The legal capital structure remains that of Alttech Ventures but the shareholders' equity of Alttech Development Corp. has replaced the shareholders' equity of Alttech Ventures. Similarly, Alttech Ventures's statements of operations and cash flows represent a continuation of Alttech Development Corp.'s financial statements.

PLAN  OF  OPERATION

At September 30, 2000, we had approximately $570,000 of cash. We hold the majority of our cash in Canadian currency, and we pay most of our expenses in Canadian currency. During our product launch and roll-out we expect that our monthly cash expenditures will be approximately $CN120,000. At this rate, we anticipate that our existing cash reserves will sustain our operations through March or April of 2001, at the latest.

Because we may face unforeseen difficulties, and because we may not begin to realize revenues as quickly as we project, we have determined that we should seek to raise capital in this offering. If we raise only $1,000,000 of the $2,250,000 we seek to raise through this offering, we believe that we will be able to conduct our operations through December 31, 2001, even if we realize no revenues. We also have determined that we should seek to raise capital in this offering because we will need working capital if our growth exceeds our expectations.

We plan to begin realizing revenue in the first quarter of 2001. We have already launched our website that we will use to deliver our services. We have also put into motion our marketing strategy, which consists of both a broad-based approach and a targeted approach. Our marketing strategy anticipates some lag time between its launch and its results.

In our broad-based marketing, each month we plan to select 100 portals that have the potential to expose 2,500 prospective customers to our promotional materials during the month we advertise on the portal. We assume, then, that the average monthly total of prospective customers exposed to our promotional materials will be approximately 250,000. Our sales projections include the assumption that 1% of those reached through our broad-based marketing initiatives will select us to host their websites. We expect the average monthly total of new customers generated as a result of our broad-based marketing initiatives to be approximately 2,500. We expect to begin our broad-based marketing in January 2001.

In our targeted marketing, we expect that through January 2002, we will be in direct contact with an average of 5,000 prospective customers per month. Our sales projections include the assumption that 5% of those contacted through our direct marketing activities will select us to host their websites. The average monthly total of new TagTech customers to be generated as a result of our direct marketing initiatives is 250. We expect to begin our targeted marketing in January 2001.

In our projections we have assumed that we will add web-hosting customers at these rates for approximately 10 months of calendar year 2001, providing us with approximately 27,500 new customers during 2001. We believe that this goal is achievable based on the experience of other web-host providers, such as hypermart.net and bizland.com, each of which reports that it has in excess of one million customers. Hypermart.net achieved this goal over a four-year period which commenced in 1996. Bizland.com, which was launched in the third quarter of 1999, reported that they exceeded 250,000 customers by the first quarter of 2000, and 500,000 customers by the end of the second quarter.

Pricing in the web-hosting industry varies greatly, from a low of $1 per month to as much as $2500 per month, depending on the type of service package. Hypermart.net and bizland.com offer free web publishing services if customers permit them to place a banner advertisement on each web page the customer publishes, and they offer customers the ability to remove banner advertisements in exchange for an annual fee of approximately $120. Many web host providers also charge a set-up fee in addition to the recurring monthly or annual fee.

Based on the pricing practices in the web-hosting industry, we have decided to set our annual fee with our introductory offer at $100 per year, with no set-up fee. We recognize that our fee may not be the lowest available, but our goal is not to attract anybody who might want to display a website. Instead, our goal is to attract customers who are interested in our suite of tools by providing them with the web-hosting service that they would need anyway, at a price that is reasonable in the industry. We have not set a deadline by which we expect to charge for our tools, and the timing of this step in our business plan will depend on our experience with our customers' use of our tools.

If our offering is reasonably successful and we achieve revenues that are even a fraction of what we project, we believe we will have sufficient cash to fund our operations for the next twelve months.

We believe that our current physical plant and cost structure will permit us to host websites for approximately 40,000 customers. We could be forced to add additional physical plant in locations distant from our technical facilities in Richmond, BC, however, if the routing of Internet traffic causes delays or disruptions for some or all of our customers.

We will continue to develop and upgrade our suite of tools. If we appear to be on target to obtain 27,500 web hosting customers during 2001, we anticipate that we will add approximately ten employees, most of whom will be technical development and marketing staff.

RESULTS  OF  OPERATIONS

As we have taken our suite of tools from the concept stage to commercialization, we have increased our number of software developers. As a result, an increase in salaries and benefits comprised most of the increase in research and development expense to approximately $175,000 for the nine months ended
September 30, 2000 from approximately $59,000 in calendar year 1999. In preparation of market launch, we have incurred selling and marketing expense of approximately $87,000 for the nine months ended September 30, 2000, with no corresponding amount in calendar year 1999. Our general and administrative expenses have increased as well, due primarily to adding executives to the payroll and retaining professional advisers to help us position ourselves for this offering.

We had very little in the way of operating results in 1998 because most of the work was developmental in nature and was done primarily by the founders without compensation.

                             DESCRIPTION OF PROPERTY

Our current executive offices and technical facilities are located at 13511 Vulcan Way, Richmond, British Columbia, Canada V6V 1K4 and our telephone number is (604) 232-1171. Our sublease of these premises covers 10,200 square feet. It commenced August 1, 2000, and runs through June 30, 2002, at a lease rate of $54,000 per year.

We believe that our present facilities will be suitable for the operation of our business for the foreseeable future. The facilities are adequately insured against perils commonly covered by business insurance policies.

We currently sublease our former headquarters and executive offices, located at 888-1199 West Pender Street, Vancouver, British Columbia, Canada for approximately $32,000 per year. Our lease is for 2,476 square feet on an annual basis from December 1, 1999, at a lease rate of $32,000 for the year. Our lease and the sublease both run through January 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS  WITH  MANAGEMENT  AND  OTHERS

No director, executive officer or nominee therefor of Alttech, and no owner of five percent or more of the company's outstanding shares or any member of their immediate family has entered into or proposed any transaction with the company in which the amount involved exceeds $60,000.

CERTAIN  BUSINESS  RELATIONSHIPS

No director or nominee for director is or has been during Alttech's last fiscal year an executive officer or beneficial owner of more than 10% of any other entity that has engaged in a transaction with Alttech in excess of 5% of either company's revenues or assets.

INDEBTEDNESS  OF  MANAGEMENT

There are no persons who are directors, executive officers of Alttech, nominees for election as a director, immediate family members of the foregoing, corporations or organizations (wherein the foregoing are executive officers or partners, or 10% of the shares of which are directly or beneficially owned by the foregoing), trusts or estates (wherein the foregoing have a substantial beneficial interest or as to which the foregoing serve as a trustee or in a similar capacity) that are indebted to Alttech in an amount in excess of $60,000.

TRANSACTIONS  WITH  PROMOTERS

Andrea Taggart and Eileen MacQueen are founders of Alttech Development Corporation, the British Columbia subsidiary of Alttech Ventures Corp. Ms.
Taggart and Ms. MacQueen formed Alttech Development on June 25, 1996 with an initial capitalization of $CN7,500, for which they received 700,000 and 50,000 shares, respectively. On July 31, 1996, Ms. Taggart and Ms. MacQueen were granted options to purchase 700,000 and 550,000 shares, respectively, priced at $CN0.01 per share, to complete the initial capitalization of Alttech Development by its founders. On October 15, 1996, Ms. Taggart and Ms. MacQueen each were granted options to purchase 500,000 shares, respectively, in lieu of foregone compensation, priced at $CN0.01 per share; the company did not independently establish a value for these options when granted, and ultimately recognized expense of approximately $CN10,000. Ms. Taggart and Ms. MacQueen exercised all of their options by May 4, 1999. In the voluntary share exchange that closed on May 25, 2000, Ms. Taggart and Ms. MacQueen received shares of Alttech Ventures Corp. in exchange for their shares of Alttech Development Corporation on the same 1-for-1 basis as all other shareholders of Alttech Development Corporation.

John Donaldson and Donna Lavigne are the founders of Alttech Ventures Corp. Mr. Donaldson and Ms. Lavigne formed Alttech Ventures in 1999 with an initial capitalization of $3,333, for which they received 277,784 and 277,777 shares, respectively. Neither Mr. Donaldson nor Ms. Lavigne has any further association with Alttech Ventures.

                             MARKET FOR COMMON STOCK

MARKET  PRICE

There is no trading market for Alttech's Common Stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. Owing to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in Alttech's common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.

Alttech intends to apply to have its common stock included for trading on the NASD OTC Bulletin Board. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company for listing on the Bulletin Board. Alttech may be unable to find a market maker willing to sponsor the company. If Alttech does qualify for the OTC Bulletin Board, shareholders may still find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the company's securities trading in the OTC market. Quotations on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Alttech's securities will also be subject to Securities and Exchange Commission's "penny stock" rules. (See "Risk Factors - Investment Risks"). The penny stock rules may further affect the ability of owners of Alttech's shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark ups or commissions charged by the broker-dealers might be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

STOCK  OPTIONS

A total of 270,000 stock options, each exercisable for one share of common stock, were outstanding as at September 30, 2000:

                                                      EXERCISE PRICE
NO. OF OPTIONS     DATE OF GRANT      EXPIRY DATE       PER OPTION
--------------     -------------     -------------    --------------
160,000              May 3, 1999       May 3, 2001         $0.01
110,000            July 13, 1999     July 13, 2001         $0.07

The shares underlying these options may be sold pursuant to Rule 701 under the Securities Act of 1933 90 days after the effective date of the registration statement covering our direct offering of 500,000 shares. We may file a registration statement on Form S-8 after the effective date, but before 90 days have elapsed, that would permit the shares underlying the options to be sold sooner.

There were no warrants or other securities convertible into Alttech common stock outstanding as of September 30, 2000.

SHARES  ELIGIBLE  FOR  FUTURE  SALE

This registration statement and prospectus will permit some of our shareholders to sell up to 1,616,203 shares of our common stock from time to time, as long as we maintain the effectiveness of the registration statement and update the prospectus. We plan to maintain the effectiveness of this registration statement for our selling shareholders until May 24, 2001.

On May 25, 2001, all 7,186,250 of our common shares that were outstanding on September 30, 2000, will be eligible to be sold pursuant to Rule 144, subject to the public information, volume limitation, manner of sale and notice conditions of the rule. On May 25, 2002, 4,501,350 of these shares will be eligible for sale without condition under Rule 144(k). The remaining 2,684,900 of these shares are held by affiliates and may be sold under Rule 144 only in compliance with the public information, volume limitation, manner of sale and notice conditions of the rule.

In general, a sale under Rule 144 after holding shares for more than one year but less than two years requires compliance with the following material conditions:

- public information-we must be current in our requirement to file our quarterly and annual reports with the SEC, as well as any reports required to be filed on Form 8-K for material events;
- volume limitation-during any three-month period a shareholder may not sell more than one percent of our total outstanding shares, as shown on our most recent quarterly or annual report;
- manner of sale-the shares must be sold in a market transaction through a broker or market maker, generally without solicitation of a buyer; and
- notice-except for certain de minimis sales, the seller must file a Form 144 with the SEC.

Sales of unregistered securities by an affiliate must always comply with these four conditions. After holding their shares for more than two years, shareholders who are not affiliates may sell their shares without having to comply with these conditions. Rule 144 has a number of exceptions and complications, and any sale under Rule 144 requires an opinion of counsel reasonably satisfactory to us.

There are no contractual restrictions prohibiting the sale of any of our outstanding shares.

HOLDERS

As of September 30, 2000, there were 7,186,250 shares of common stock outstanding, held by 227 shareholders of record.

DIVIDENDS

To date Alttech has not paid any dividends on its common stock and does not expect to declare or pay any dividends on such common stock in the foreseeable future. Payment of any dividends will be dependent upon Alttech's future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION  OF  NAMED  EXECUTIVE  OFFICERS

The following table sets forth all compensation paid or earned for services rendered to Alttech in all capacities during the years ended 1999, 1998, and 1997 by our President and Chief Executive Officer (the "Named Officer"). No executive officer received total annual salary, bonus and other compensation in excess of $100,000 in those periods. No executive officer that would have otherwise been included in this table on the basis of salary and bonus earned for these fiscal years has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

                                      SUMMARY COMPENSATION TABLE

                                                               Long Term Compensation
                                                        ----------------------------------
                          Annual  Compensation                  Awards            Payouts
                  ------------------------------------  ------------------------  --------
Name                                         Other      Restricted   Securities
And                                         Annual         Stock     Underlying     LTIP    All Other
Principal                                   Compen-      Award(s)     Options/    Payouts    Compen-
Position    Year  Salary ($)  Bonus ($)  sation ($)(1)      ($)       SARs (#)      ($)     sation ($)
----------  ----  ----------  ---------  -------------  -----------  -----------  --------  ----------
Andrea
Taggart     1999      16,400         --        160,720           --           --        --          --
(CEO)       1998       7,370         --             --           --           --        --          --
            1997          --         --             --           --           --        --          --

(1) Ms. Taggart exercised the options granted to her in 1996 at a price of $CN0.01 per share on May 4, 1999. The value realized has been computed using an assumed fair market value of Alttech Development's common stock of $CN0.25 at the time of exercise, and a currency translation rate of $CN1.00 = $US0.67. Near the time of Ms. Taggart's exercise, Alttech Development conducted a private placement at a price of $CN0.25 per share.
Ms. Taggart was not granted any stock options in 1999 and has no outstanding unexercised stock options, stock appreciation rights or long-term incentive plan awards.

     The following table sets forth certain information concerning exercises of stock options by Ms. Taggart during the last fiscal year.

                 AGGREGATED OPTION / SAR EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION / SAR VALUES

                                                         Number of
                                                        Securities        Value of
                                                        Underlying       Unexercised
                                                        Unexercised     In-the-Money
                                                      Options / SARs   Options / SARs
                                                       At FY-End (#)    at FY-End ($)

                Shares Acquired                        Exercisable /    Exercisable /
Name            On Exercise (#)   Value Realized ($)   Unexercisable    Unexercisable
                                         (1)
--------------  ----------------  ------------------  ---------------  ---------------
Andrea Taggart           995,500            160,720                --               --

(1) Ms. Taggart exercised the options granted to her in 1996 at a price of CN$0.01 per share on May 4, 1999. The value realized has been computed using an assumed fair market value of Alttech Development's common stock of $CN0.25 at the time of exercise, and a currency translation rate of $CN1.00 = $US0.67. Near the time of Ms. Taggart's exercise, Alttech Development conducted a private placement at a price of $CN0.25 per share.

COMPENSATION  OF  DIRECTORS

Directors receive no compensation for their service as such, although they do receive reimbursement for expenses.

EMPLOYMENT  CONTRACTS

Each of our employees who are not executives have employment contracts with us. The standard employment contract is for a one-year term, specifies the total compensation to be paid, and outlines the particular duties and responsibilities of the named employee. All employment contracts include non-disclosure, non-circumvention, and non-competition clauses. We plan to enter into executive employment agreements with our chief technical officer and our chief financial officer.

We may in the future create retirement, pension, profit sharing, insurance and medical reimbursement plans covering our Executive Officers and Directors, and staff. At the present time no such plans exist. No advances have been made or are contemplated by Alttech to any of its Executive Officers or Directors.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

                           FINANCIAL STATEMENTS INDEX



                                                                            Page
                                                                            ----

Independent  Accountants'  Report . . . . . . . . . . . . . . . . . . . . . .F-1

Consolidated  Balance  Sheets . . . . . . . . . . . . . . . . . . . . . . . .F-2

Consolidated  Statements  of  Operations . . . . . . . . . . . . . . . . . . F-3

Consolidated  Statements  of  Cash  Flows . . . . . . . . . . . . . . . . . .F-4

Consolidated Statement of Stockholders' Equity . . . . . . . . . . . . . . . F-5

Notes to the Consolidated Financial Statements . . . . . . . . . . . . . . . F-7

                         Independent Accountants' Report
                         -------------------------------


To the Board of Directors and Stockholders of
Alttech Ventures Corp. (formerly Lexus Capital Inc.)
(A  Development  Stage  Company)
Vancouver,  BC   Canada


We have reviewed the accompanying consolidated balance sheet of Alttech Ventures Corp. (formerly Lexus Capital Inc.) as of September 30, 2000 and the related consolidated statements of operations and cash flows for the nine-month period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the annual financial statements for the year ended December 31, 1999, certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note  1  to  the  financial  statements.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Alttech Ventures Corporation (formerly Lexus Capital Inc.) as of December 3l, 1999 and the related statements of operations, stockholders' equity, and cash flows for the year then ended; and in our report dated April 15, 2000, we expressed an unqualified opinion on those financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1999 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


                                            /s/  Elliott  Tulk  Pryce  Anderson
                                                "Elliott, Tulk, Pryce, Anderson"


                                                           CHARTERED ACCOUNTANTS
Vancouver,  Canada
November  27,  2000

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)


                                                                       September 30,    December 31,
                                                                           2000             1999
                                                                        (unaudited)      (audited)
                                                                             $               $
                                            Assets
Current Assets
     Cash and equivalents                                                    571,658          6,213
Other current assets                                                          32,099         12,888
                                                                     ----------------  -------------

                                                                             603,757         19,101
Property, Plant and Equipment (Note 4)                                        48,270         22,317
                                                                     ----------------  -------------

                                                                             652,027         41,418
                                                                     ================  =============

                                 Liabilities and Stockholders' Equity
Current Liabilities
     Accounts payable                                                         17,972         25,648
     Accrued liabilities                                                       5,500         11,592
     Note payable (Note 8(d))                                                 13,200         13,800
     Loan payable (Note 8(a))                                                 21,120         22,080
     Due to related parties (Note 5)                                           2,080         19,682
                                                                     ----------------  -------------

                                                                              59,872         92,802
                                                                     ----------------  -------------

Commitments (Note 7)
Contingent Liabilities (Notes 1 and 8)

Stockholders' Equity (Deficit)
Common Stock (Notes 6 and 8), 200,000,000 common shares
     authorized at $.001 par value; 7,186,250 and 3,420,500
     common shares issued and outstanding respectively                         7,186          3,420
     Additional paid in capital                                            1,312,501        103,437
     Common shares paid for but unissued (representing 160,000 and
     509,750 shares respectively)                                              4,620        138,621
                                                                     ----------------  -------------

                                                                           1,324,307        245,478
Deficit Accumulated During the Development Stage                            (732,152)      (296,862)
                                                                     ----------------  -------------

                                                                             592,155        (51,384)
                                                                     ----------------  -------------

                                                                             652,027         41,418
                                                                     ================  =============

    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)


                                         Accumulated  From
                                          June  25,  1996          Nine Months Ended            Years  Ended
                                       (Date  of  Inception)         September  30,              December 31,
                                       to September 30, 2000       2000          1999         1999         1998
                                            (unaudited)        (unaudited)   (unaudited)    (audited)   (audited)
                                                 $                  $             $             $           $

Revenue                                                    -             -             -            -           -
                                               --------------  ------------  ------------  -----------  ----------

   General and administrative
     Accounting and legal                             71,930        41,921         7,228       30,009           -
     Bank charges and interest                         2,604         2,124           188          370           2
     Consulting                                      146,385        51,344        24,500       66,612       7,370
     Depreciation                                     18,470         8,630         1,887        4,558       1,275
     Exchange loss (gain)                              3,013          (889)        2,430        8,004      (3,563)
     Financing expenses                               15,086             -             -            -           -
     Office and general overhead                      38,444        19,711         8,417       12,268       1,675
     Organizational expenses                           5,550             -             -            -           -
     Rent and telephone                               35,621        13,591         3,930        6,468       4,570
     Salaries and benefits                            63,430        44,617         5,682       18,813           -
     Travel and promotion                             28,852        10,585         5,798       12,990       1,185
     Less: Gain on sale of assets                     (6,060)       (6,060)            -            -           -
     Interest income                                 (12,861)      (12,861)            -            -           -
                                               --------------  ------------  ------------  -----------  ----------

                                                     410,464       172,713        60,060      160,092      12,514
                                               --------------  ------------  ------------  -----------  ----------

   Research and development
     Consulting                                       54,688        31,284         8,608       23,404           -
     Rent and telephone                               28,332        23,300         3,059        5,032           -
     Salaries and benefits                           151,513       120,838         9,266       30,675           -
                                               --------------  ------------  ------------  -----------  ----------

                                                     234,533       175,422        20,933      59,111            -
                                               --------------  ------------  ------------  -----------  ----------

   Selling and marketing
     Consulting                                       26,703        26,703             -            -           -
     Office and general overhead                      19,710        19,710             -            -           -
     Rent and telephone                                9,708         9,708             -            -           -
     Salaries and benefits                            20,449        20,449             -            -           -
     Travel and promotion                             10,585        10,585             -            -           -
                                               --------------  ------------  ------------  -----------  ----------

                                                      87,155        87,155             -            -           -
                                               --------------  ------------  ------------  -----------  ----------

Net Loss                                            (732,152)     (435,290)      (80,993)    (219,203)    (12,514)
                                               ==============  ============  ============  ===========  ==========

Net Loss per Share                                                    (.06)         (.04)        (.09)       (.01)
                                                               ============  ============  ===========  ==========

Weighted Average Shares Outstanding                              7,174,000     1,840,000    2,570,000     898,000
                                                               ============  ============  ===========  ==========

    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)


                                                          Accumulated From
                                                           June 25, 1996          Nine Months Ended           Years Ended
                                                        (Date of Inception)        September 30,             December 31,
                                                       to September 30, 2000    2000          1999         1999        1998
                                                              (unaudited)    (unaudited)   (unaudited)   (audited)   (audited)
                                                                 $                $             $            $           $
Cash Flows to Operating Activities
  Net loss                                                        (732,152)     (435,290)      (80,993)   (219,203)    (12,514)
  Adjustments to reconcile net loss to cash
    Common shares issued for services rendered
      and organizational expenses                                   46,557             -        20,310      20,310           -
    Depreciation                                                    18,470         8,630         1,915       4,558       1,275
    Foreign exchange on note payable                                  (800)         (600)          600         800      (1,000)
    Foreign exchange on loan payable                                (1,280)         (960)          960       1,280      (1,600)
    Gain on disposal of assets                                      (6,060)       (6,060)            -           -           -
  Change in non-cash working capital items
    Increase in other current assets                               (32,099)      (19,211)       (1,875)    (12,608)       (121)
    (Increase) decrease in accounts payable                        (70,443)     (107,683)       18,619      36,280          11
                                                             --------------  ------------  ------------  ----------  ----------

Net Cash Used in Operating Activities                             (777,807)     (561,174)      (40,464)   (168,583)    (13,949)
                                                             --------------  ------------  ------------  ----------  ----------

Cash Flows from Financing Activities
  Cash received from business combination (Note 3)                 981,512       981,512             -           -           -
  Note payable                                                      14,000             -             -           -           -
  Loan payable                                                      22,400             -             -           -           -
  Common shares issued                                             385,533       325,233        60,300      60,300           -
  Common shares paid for but unissued (issued)                       4,620      (134,001)       25,160     138,621           -
  Increase (decrease) in advances from related parties               2,080       (17,602)      (25,687)       (774)     13,949
                                                             --------------  ------------  ------------  ----------  ----------

Net Cash Provided by Financing Activities                        1,410,145     1,155,142        59,773     198,147      13,949
                                                             --------------  ------------  ------------  ----------  ----------

Cash Flows from Investing Activities
  Proceeds from disposal of assets                                   6,399         6,399             -           -           -
  Increase in property, plant and equipment                        (67,079)      (34,922)      (14,235)    (23,351)          -
                                                             --------------  ------------  ------------  ----------  ----------

Net Cash Provided by Investing Activities                          (60,680)      (28,523)      (14,235)    (23,351)          -
                                                             --------------  ------------  ------------  ----------  ----------

Increase in cash and equivalents                                   571,658       565,445         5,074       6,213           -
Cash and equivalents - beginning of period                               -         6,213             -           -           -
                                                             --------------  ------------  ------------  ----------  ----------

Cash and equivalents - end of period                               571,658       571,658         5,074       6,213           -
                                                             ==============  ============  ============  ==========  ==========

Non-Cash Financing Activities
  Shares issued by Alttech Development Corp. for
  services rendered and organizational expenses prior
  to reverse takeover                                               46,557             -        20,310      20,310           -
  Shares issued to effect a reverse takeover (Note 3)              887,597       887,597             -           -           -
  Shares issued for commission                                      29,740        29,740             -                       -
                                                             --------------  ------------  ------------  ----------  ----------

                                                                   963,894       917,337        20,310      20,310
                                                             ==============  ============  ============  ==========  ==========

Supplemental Disclosures
  Interest paid                                                      1,519         1,519             -           -           -
  Income taxes paid                                                      -             -             -           -           -

    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(expressed in U.S. dollars)


                                                                                       Deficit
                                                                                     Accumulated
                                                                         Additional  During  the
ALTTECH DEVELOPMENT CORP - Stockholders' equity          Common Stock      Paid-in   Development
section from June 25, 1996 (Date of Inception)          Shares    Amount   Capital      Stage
to May 25, 2000 (prior to reverse takeover)                #         $        $           $

Balance - June 25, 1996 (Date of Inception)                    -        -         -          -
     Shares issued for organization expenses             750,000      750     4,800          -
     Shares issued for services rendered                 147,873      148    20,549          -
     Net loss for the period                                   -        -         -    (26,247)
                                                       ---------  -------  ---------  ---------

Balance - December 31, 1996                              897,873      898    25,349    (26,247)
     Net loss for the year                                     -        -         -    (38,898)
                                                       ---------  -------  ---------  ---------

Balance - December 31, 1997                              897,873      898    25,349    (65,145)
     Net loss for the year                                     -        -         -    (12,514)
                                                       ---------  -------  ---------  ---------

Balance - December 31, 1998                              897,873      898    25,349    (77,659)
     Shares issued for cash                              360,000      360    59,940          -
     Shares issued for services rendered               2,162,627    2,162    18,148          -
     Net loss for the year                                     -        -         -   (219,203)
                                                       ---------  -------  ---------  ---------

Balance - December 31, 1999                            3,420,500    3,420   103,437   (296,862)
     Shares issued for cash                              648,325      648   224,585          -
     Shares issued for services                           73,600       74       (74)         -
                                                       ---------  -------  ---------  ---------

Balance as at May 25, 2000 prior to reverse takeover   4,142,425    4,142   327,948   (296,862)
                                                       =========  =======  =========  =========

    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
(expressed in U.S. dollars)


                                                                                                          Deficit
                                                                                                        Accumulated
ALTTECH VENTURES CORP. (formerly                           Common Stock        Additional               During  the
Lexus Capital Inc.) - Stockholders' equity section                 Par Value     Paid-in                Development
from January 12, 1999 (Date of Inception)               Shares       $.001       Capital       Total       Stage
to September 30, 2000                                      #           $            $            $           $

Balance - January 12, 1999 (Date of Inception)                 -           -            -            -           -
     Shares issued for cash                            2,500,000       2,500       12,500       15,000           -
     Net loss for the period                                   -           -            -            -     (15,000)
                                                       ---------  -----------  -----------  -----------  ----------

Balance - December 31, 1999                            2,500,000       2,500       12,500       15,000     (15,000)
     Shares issued and allotted for cash                 493,825         494      987,156      987,650           -
     Commissions paid                                          -           -      (87,650)     (87,650)          -
     Net loss for the period                                   -           -            -            -     (12,403)
                                                       ---------  -----------  -----------  -----------  ----------

Balance - May 25, 2000 prior to the reverse takeover   2,993,825       2,994      912,006      915,000     (27,403)
Reverse takeover adjustments (Note 3)
     Elimination of stockholders' equity of company            -      (2,994)    (912,006)    (915,000)     27,403
     Shares issued to effect reverse takeover          4,142,425       4,142      883,455      887,597           -
     Stockholders' equity of Alttech Development
        Corp. (see previous section)                           -       2,994      329,096      332,090    (296,862)
     Shares issued for cash                               50,000          50       99,950      100,000           -
     Net loss for the period                                   -           -            -            -    (435,290)
                                                       ---------  -----------  -----------  -----------

          Balance - September 30, 2000 (unaudited)     7,186,250       7,186    1,312,501    1,319,687    (732,152)
                                                       =========  ===========  ===========  ===========  ==========

    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
(expressed in U.S. dollars)

1.   Development  Stage  Company

     Alttech Ventures Corp. (formerly Lexus Capital Inc.) was incorporated on January 12, 1999, in the State of Nevada. From January 12, 1999 to May 25, 2000 the Company did not engage in any business activity other than initial organization, initial financing and some business investigation activities.

     On February 18, 2000 Alttech Ventures Corp. (formerly Lexus Capital Inc.) ("the Company") entered into a Share Purchase Agreement with Alttech Development Corp. (formerly Alttech Ventures Corporation), herein "Alttech", whereby a business combination was agreed to. On May 25, 2000 the Company issued 4,142,425 common shares in exchange for all the common shares of Alttech Development Corp. which resulted in a change of control of the Company by way of reverse takeover (see Note 3).

     Alttech Development Corp., based in Richmond, British Columbia specializes in the process of research and development, designing, or acquiring new technologies including software applications.

     For all comparative purposes and up to May 25, 2000 Alttech Development Corp. used U.S. generally accepted accounting principles expressed in US dollars.

     The Company currently has yet to generate any revenues and in accordance with SFAS #7, is considered a development stage company. In a development stage company, management devotes most of its activities to establishing the business. Planned principal activities have not yet begun and the Company has suffered recurring losses and has an accumulated deficit of $732,152. The Company has purchase/option obligations, as well as ordinary expenses. There is risk that the Company's ability to continue as a going concern could be in jeopardy. The ability of the Company to continue as a going concern is dependent upon its successful efforts to raise additional equity financing, and further develop the market for its products and services. The Company does not have a current financing problem but will need to raise additional equity or debt financing within the next twelve months.


2.   Summary  of  Significant  Accounting  Policies

     Basis  of  Consolidation

     These financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary, Alttech Development Corp. As Alttech Development Corp. was the acquirer in a reverse takeover business combination culminating on May 25, 2000 its fiscal year end of December 31 will be the Company's fiscal year end and the business of Alttech
     Development Corp. will be the business reported for all comparative purposes, including the statements of operations and cash flows. See Note 3 for a discussion on this business combination and reverse takeover accounting.

     Year  End

     The Company has selected December 31 as its fiscal year end which is also the Alttech Development Corp. fiscal year end.

     Use  of  Estimates  and  Assumptions

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash  and  Equivalents

     For the purpose of the statements of cash flows, all highly liquid investments with the maturity of three months or less are considered to be cash equivalents.

     Property,  Plant  and  Equipment

     Equipment is recorded at cost. Depreciation is computed on a declining balance basis at the following rates:

                         Computer hardware               30%
                         Computer software              100%
                         Furniture and fixtures          20%

2.   Summary  of  Significant  Accounting  Policies  (continued)

     Product  Development  Costs

     Product development costs consist of expenses incurred by the Company in the development and creation of its products business. Product development costs include compensation and related expenses for programmers, depreciation of computer hardware and software, rent, telephone and costs incurred in developing features and functionality of the service. Product development costs are expensed as incurred.

     Financial  Instruments

     The fair value of the Company's current assets and current liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's main operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

     Basic  and  Diluted  Net  Income  (Loss)  per  Share

     The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

     Foreign  Currency  Translation

     Revenue,   expenses  and  non-monetary   balance  sheet  items  in  foreign
     currencies are translated into U.S. dollars at the rate of exchange prevailing on the transaction dates. Monetary balance sheet items are translated at the rate prevailing at the balance sheet date. The resulting exchange gain or loss is included in expenses.

     Accounting  for  Stock-Based  Compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may account for granted stock awards under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation expense under APB No. 25 and make the required pro forma disclosures for compensation expense.

     Tax  Accounting

     Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.

     The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. The Company has incurred Canadian and US tax losses as scheduled below:

                           Canadian tax losses            US tax losses
                        --------------------------  ------------------------
                          Amount         Year of      Amount        Year of
        Year of Loss        $          Expiration       $         Expiration
            1996          26,000          2003
            1997          39,000          2004
            1998          13,000          2005
            1999         219,000          2006        15,000          2014

2.   Summary  of  Significant  Accounting  Policies  (continued)

     Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

     Revenue  Recognition

     Revenue will consist of registration and subscription user fees. Gross revenue will be recognized at the time services are provided. All related costs will be recognized in the period in which they occur. Subscription user fees to be provided for in the future will be classified as deferred revenue under current liabilities.

     Adjustments

     These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.


3.   Business  Combination  by  Way  of  Reverse  Takeover

     On February 18, 2000 the Company entered into a binding Share Purchase Agreement with Alttech Development Corp. and its shareholders, pursuant to which the parties agreed to complete a share exchange transaction that resulted in a reverse takeover of the Company by Alttech Development Corp. On May 25, 2000 (Completion Date), the Company issued a total of 4,142,425 shares in exchange for all of the voting common shares of Alttech Development Corp.

     For accounting purposes the acquirer is Alttech Development Corp., as greater than 50% of the issued and outstanding common shares of the Company at date of acquisition were owned by the shareholders of Alttech Development Corp. As Alttech Development Corp. is the legal subsidiary of the Company the nature of the business combination is a reverse takeover whereby the control of the Company is acquired by Alttech Development Corp. and the consolidated financial statements are issued under the name of the Company but is a continuation of Alttech Development Corp. and not the Company. The legal capital structure remains that of the Company but the shareholders' equity of Alttech Development Corp. has replaced the shareholders' equity of the Company. Similarly, the Company's statements of operations and cash flows represent a continuation of Alttech Development Corp.'s financial statements.

     Under reverse takeover accounting the Company's assets and liabilities are recorded at fair market values, which equalled book value as at May 25, 2000, and Alttech Development Corp.'s assets and liabilities are recorded at their book values. At the date of the reverse takeover, the shareholders' equity has been adjusted to eliminate the Company's deficit of $27,403 and capital stock of $915,000; however, the legal capital structure reflects that of the Company. All shares to be issued in connection with this transaction are valued at $887,597 as the Company had a shareholders' equity of $887,597 and had no tangible or intangible identifiable assets that were above or below fair market value.

     The following comprised the Company's shareholders' equity at the date of acquisition:

                                                                           $
         Cash                                                           981,512
         Current  liabilities                                           (93,915)
                                                                       ---------

         Shareholders' equity on May 25, 2000                           887,597

4.   Property, Plant and Equipment

                                                  September 30,   December 31,
                                                      2000           1999
                                    Accumulated     Net Book       Net Book
                             Cost   Amortization     Value          Value
                                                  (unaudited)     (audited)
                              $          $             $              $
Computer  hardware         37,140     12,034        25,106         18,347
Computer  software          4,863      3,580         1,283            456
Furniture and fixtures     24,737      2,856        21,881          3,514
                          --------  ---------     ---------      --------

                           66,740     18,470        48,270         22,317
                          ========  =========     =========      ========


5.   Related  Party  Balances  and  Transactions

     Amounts owing to related parties are unsecured, non-interest bearing and due on demand. Amounts owing represent unpaid wages and expenses paid on behalf of the Company and periodic short-term loans.

     In 1996 874,000 shares of Alttech Development Corp. were issued to related parties for services rendered and organizational expenses incurred on behalf of Alttech Development Corp. at a fair market value of $26,247 in total.

     In 1999 2,126,000 shares of Alttech Development Corp. were issued to related parties for services rendered and organizational expenses incurred on behalf of Alttech Development Corp. at a fair market value of $12,277 in total.


6.   Stock  Option  Plan

     In 1999 Alttech Development Corp. granted stock options to a director and to an officer to acquire 160,000 shares at Cnd$0.01 per share expiring May 3, 2001 as to 100,000 common shares and July 9, 2001 as to 60,000 common shares.

     In 1999 Alttech Development Corp. also granted stock options to certain directors and employees to acquire 130,000 shares at Cnd$0.10 per share expiring July 13, 2001 as to 110,000 shares and December 13, 2001 as to 20,000 common shares. The options for 20,000 shares subsequently lapsed.

     These share options were cancelled by Alttech Development Corp. and were reissued by the Company.

     See  Note  8(b)  and  (c)  for  contingent  liabilities.

     The weighted average number of shares under option and option price for the nine months ended September 30, 2000 is as follows:

                                                           September 30, 2000
                                                               (unaudited)
                                                         -----------------------
                                                            Shares       Option
                                                         under option     price
                                                               #            $

       Beginning of period                                  290,000          .04
       Cancelled                                           (310,000)         .04
       Granted                                              290,000          .04
       Exercised                                           (160,000)         .04
       Lapsed                                                     -           -
                                                          ----------

       End  of  period                                      110,000          .04
                                                          ==========

     Stock options are granted for services provided or to be provided to the Company. Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No. 25. As options are granted at exercise prices based on the market price of the Company's shares at the date of grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and income per share of the fair value of stock options must be measured and disclosed on a fair value based method on a pro forma basis.

     The fair value of the employee's purchase rights under SFAS 123, was estimated using the Black-Scholes model for pricing stock options with the following assumptions used: risk free interest rate was 5.0%, no expected volatility as the Company is not public, an expected option life of two years and no expected dividends.

     If compensation expense had been determined pursuant to SFAS 123, the Company's net loss and net loss per share for the following period would have been as follows:

                                            September 30,        December 31,
                                                2000          1999       1998
                                            (unaudited)    (audited)   (audited)
                                                 $             $           $
     Net  loss
         As  reported                         (435,290)    (219,203)    (12,514)
         Pro  forma                           (457,569)    (234,600)    (12,514)
     Basic net loss per share
         As  reported                             (.06)        (.03)       (.01)
         Pro  forma                               (.06)        (.04)       (.01)


7.   Commitments

     (a) The Company has entered into office premises leases for its Vancouver and Richmond offices expiring January 31, 2003 and July 31, 2002 respectively. The annual lease payments are $86,500 per annum.

     (b) On September 29, 1999 Alttech Development Corp. entered into a Promoter Agreement for one year automatically renewable for a further one year unless either Alttech Development Corp. or the promoter terminates the agreement. The promoter is to receive a finders' fee of 10% of subscription proceeds the promoter is responsible for raising. The fee is payable in common shares at a rate equivalent to the price of the shares subscribed for.


8.   Contingent  Liabilities

     (a) On April 30, 1997 Alttech Development Corp. received a short-term loan from a non-related creditor. The creditor no longer exists under law. However, Alttech intends to repay the debt should the creditor re-establish itself as a legal entity and demands repayment.

     (b) On December 24, 1999 Alttech Development Corp., by written letter from legal counsel, declined a demand from a former consultant to exercise 360,000 share options at $0.01 per share. Alttech Development Corp. maintains that no services were provided by this consultant and that no contract is in place for the issue of these share options and considers this claim to be without merit. Alttech Development Corp. has not received a reply from the former consultant. If legal action is taken by the former consultant, Alttech Development Corp. intends to vigorously defend its position.

     (c) On December 24, 1999 Alttech Development Corp., by written letter from legal counsel, declined a demand from a former director to exercise 100,000 share options at $0.01 per share. Alttech Development Corp. maintains that material terms of the stock option agreement have not been complied with by this former director and does not consider the stock option agreement to be a legally binding obligation. Alttech Development Corp. has not received a reply from the former director. If legal action is taken by the former director, Alttech Development Corp. intends to vigorously defend its position.

     (d) Interest of Cnd$10,000 may be due on the short-term note payable at June 30, 2000. Alttech Development Corp. has never been contacted regarding repayment and Alttech Development Corp. intends to negotiate the settlement of the principal and interest for less than face value of the principal amount of the note.

                            [OUTSIDE BACK COVER PAGE]

                    Subject to Completion - December 22, 2000

                                   PROSPECTUS

                             ALTTECH VENTURES CORP.
                                1,616,203 SHARES
                                  COMMON STOCK


We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Alttech have not changed since the date hereof.

Until [Date] (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.


                      THE DATE OF THIS PROSPECTUS IS [DATE]

                                     PART II

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

In  accordance  with  Nevada  law, Alttech's Articles of Incorporation, filed as
Exhibit 3.1, provide that the company may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the company, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The Bylaws of Alttech, filed as Exhibit 3.2, provide that the company will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the company, absent a finding of negligence or misconduct in office. Alttech's Bylaws also permit the company to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not the company has the power to indemnify such person against liability for any of those acts.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The estimated expenses for the issuance and distribution of the shares registered by this prospectus are set forth in the following table, exclusive of selling agent commissions and expenses:

                               ITEM                                   AMOUNT ($)
          SEC Registration Fee                                         $1,920.00
          EDGAR Filing Expenses                                        $5,000.00
          Transfer Agent Fees                                          $2,500.00
          Legal Fees                                                  $25,000.00
          Accounting Fees                                             $10,000.00
          Printing Costs                                              $10,000.00
          Miscellaneous                                               $10,000.00
               TOTAL                                                  $64,420.00

These estimated expenses are in addition to the expenses estimated for our direct offering of 500,000 shares, covered by a separate registration statement (Commission File No.: 333-52242).

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration during the past three years.

1. On May 24, 2000 - July 24, 2000, Lexus Capital, Inc. issued 247,050 shares of common stock in connection with a private placement at an offering price of US$2.00 per share for total proceeds of US$494,100. A commission of US$39,819.40 was paid in connection with the offering. The offer and sale of securities were exempt from registration under Rule 504 of Regulation D under the Securities Act of 1933, as amended (the "Act"). If the foregoing exemption is not available, we believe that US$484,100 of the sales were exempt from registration under Regulation S under the Act due to the foreign nationality of the relevant purchasers. The following persons received shares in connection with the private placement:

Morgan  Wartenbe           Holden  Investment            Lorne  Dalke
Mickie  Poon               Rith  Wedman                  David  Hauca
Garry  Rusnak              Kevin  O-Shea                 David  Perozak
Terry Lyn Kellerman        Trevor  Shyry                 Terry  Barraclough

David  Laurie              Steven  Boltax                Dale  Laniuk
Andrew  Zurrin             Todd  Cikaliuk                Gary  Mah
Robert  Swain              Ton  Hon                      John  Ho
Cindy  Hon                 Ross  Morrisson               ____________  Gowsky

2. On May 30, 2000, Lexus Capital, Inc. issued 296,775 shares of common stock in connection with debentures that were converted at US$2.00 per share for total proceeds of US $593,550. A commission of $47,830.60 was paid in connection with the offering. The offer and sale of the debentures were exempt from registration under Rule 504 of Regulation D under the Act. If the foregoing exemption is not available, we believe that US$536,550 of the sales were exempt from registration under Regulation S under the Act due to the foreign nationality of the relevant purchasers. In the event that this offering and the offering described in #1 above are integrated, we believe that the exemptions available under Rule 504 of Regulation D under the Act and under Regulation S under the Act still cover an integrated offering. The following persons received shares in connection with the private placement:

Make  Holding  Ltd.        Dream Maker Development Inc.  Can-Nor Contracting Ltd
FP  Enterprises            John  Manna                   Robert  Ashmead
Christine  Barter          Lynn  Beeton                  Arthur  Beyer
Peter  Campbell            James  and  Jan  Campbell     Donald  Campeau
Shirley and ______ Carter  David  Chatham                Ronald  Collingwood
Clayton  Cook              Michael  Coyston              Edward  Crowther
Sherry and ______ Dahle    Danny  Dalgleish              Sean  Dawson
Charles  Deans             Barclay  Dobbin               Vikki  Drummond
Susan  Ficociello          Laurie  Foster                Vernon  Frolick
Marcia  Giese              Ronn  Glover                  Cecile  Guilbault
Lynn  Hartley              William  Hood                 Ken and Shirley Ipsen
Beth  Jackson              Ben  and _______ Jeger        Jo-Anne  Jinjoe
Bikar  Johal               James  Kawano                 Maurice  Kellerman
Donna  Kirkham             Don  Kohut                    Bob  Kokotyn
Nellie  Kotanko            Helen  Lalonde                Ritchie  Lalonde
Stephan  Langhout          Bill  Lawrence                Bonnie  Lee
Gordon  Lehmann            Shane  Leong                  Dave  Manna
Wayne  Marien              Wesley  Markowsky             Lenis  McCallum
Denton  McCallum           Cody  McCallum                Orion  McCallum
Brian  McDivitt            Jack  McKay                   Tara  McKay
Kenneth  McKay             Kenneth  McKaw                Bonnie  McLaughlin
Dwayne  McSorley           Donald  Miller                Linda  Nagy
Tanya  Naturkach           Nick and Phyllis Nazaruk      Jane  Nowell
Gino  Palma                Gerry  Pasitney               John  Peredery
Dennis  Popowich           B.  Sartinson                 Terry  Sartinson
Kelly  Sawchuk             Victor  Schmaus               Adam  Scorgie
Wesley  Schoemaker         Aaron  Shypit                 Ian  Smeltzer
Perry  Sopko               Steve  Sugars                 Jason  Weill
Phil  Zurrin               David  Laurie

3. On May 25, 2000, in connection with the acquisition of Alttech Ventures Corporation by Lexus Capital Inc., Lexus Capital issued a total of 4,142,425 shares of common stock to shareholders of Alttech Ventures Corporation in a voluntary exchange for all 4,142,425 outstanding shares of Alttech Ventures Corporation. The issuance of the stock was exempt from registration under Rule 504 and Rule 506 of Regulation D under the Act and under Regulation S under the Act due to the foreign nationality of the relevant shareholders. Except for two US persons who were accredited investors and, in total, were issued 56,125 shares, all other shareholders were of foreign nationality. The US shareholders were issued 56,125 shares in total, with a maximum imputed value of $112,250 ($2.00 per share). The following persons received shares in the exchange:

Alex  Davie                Andrea  Caruso                Andrea  Taggart
Beverly  Mitchell          Bindy  Sangha                 Bob  Stevens
Carol  Violette            Celest  Herauf                Chester  Michelborough

Claudio  Berto             Colin  Snyder                 Corrine  Barr
Dale  Gray                 Dale  Hansen                  Dan  Engh
Dana  Johl                 Danny  Kehler                 Darrell  Michaels
Donna  Lade                Doug  Scott                   Edna  Caruso
Eileen  Arthur             Eileen  Macqueen              Eric  Scott
Gary  Cross                Gordon  Wangers               Greg  Karpo
Greoff  Lake               Guido  Panara                 Herb  Weiner
Herman  Drobesch           James  Dacyszyn               Jan  Christoffersen
Jeffrey  Norris            John  Davis                   John  Horton
Kailin  Caruso             Lawrence  Barr                Lesley  McKay
Lindsey  Young             Lisa  Marie  Caruso           Lorenzo  Arcari
Lorina  Perry              Michael  Bulka                Michael  Thomas  Caruso
Michael  Wegleitner        Michele  Guilfoyle            Murray  McClaren
Neil  Bibby                Nigel  Scott  Brown           Rashpal  Dhillion
Raymond  White             Richard  McMillan             Richard  Sloan
Rob  Janes                 Robert  Stevens               Rochelle  Caruso
Roger  Violette            Ron  Sloan                    Ronald  MacQueen
Ross  Brown                Scott  Nichols                Steve  Walthers
Terry  Astells             Terry  Hansen                 Terry  Woodrow
Thomas  Edlund             Tom  Caruso                   Tom  Telford
Verne  Thorarinson         Wellmack Construction         William  Wells

4. In April 1999, Lexus Capital, Inc. completed a private placement offering of 2,500,000 shares of its common stock at an offering price of $0.006 per share. Gross proceeds from the offering were US$15,000. The offer and sale of the securities was made pursuant to an exemption from registration under Regulation S under the Act due to the foreign nationality of the investors. The following persons received shares in the private placement:

John  Donaldson            Donna  Lavigne                R. Semmelhaack
Brach Rich Ventures        Gereli Holdings Inc.          E.  Semmelhaack
Rosemary  Magoya           Vicki  Mella                  Karen  Liu

Set forth below is information regarding the issuance and sales of our wholly-owned subsidiary, Alttech Development Corporation (formerly known as Alttech Ventures Corporation), a British Columbia corporation, during the past three years.

A. On May 25, 2000, Alttech Development Corporation completed a private placement offering of 654,325 shares of it common stock for total proceeds of $CN 337,225. The price of the common stock under the offering began at $CN0.25, then increased in stages to $CN0.40 and $CN1.00, respectively. In addition to the 654,325 shares issued pursuant to the private placement, a commission of 73,600 shares of common stock was paid in connection with the issuance of the shares. The offer and sale of securities was made pursuant to an exemption from registration under Rule 504 and Rule 506 under the Act and under Regulation S under the Act, due to the foreign nationality of the relevant shareholders. Except for two US persons who were accredited investors and, in total, were issued 56,125 shares, all other shareholders were of foreign nationality. The US investors purchased 20,000 shares (at $CN0.25 per share) and 36,125 shares (at $CN1.00 per share) respectively, for $CN41,125.

B. In July 1999, Alttech Development Corporation completed a private placement offering of 404,000 shares of its common stock at a price of $CN0.25 per share for total proceeds of $CN101,000. The offer and sale of securities was made pursuant to an exemption from registration under Regulation S under the Act due to the foreign nationality of the investors.

C. On May 4, 1999, Alttech Development Corporation issued 995,900 shares of its common stock at a price of $CN 0.01 per share to Andrea Taggart pursuant to the exercise of options granted to her in 1996. The offer and sale of securities was made pursuant to an exemption from registration under Regulation S under the Act.

D. On May 4, 1999, Alttech Development Corporation issued 940,000 shares of its common stock at a price of $CN 0.01 per share to Eileen MacQueen pursuant to the exercise of options granted to her in 1996. The offer and sale of securities was made pursuant to an exemption from registration under Regulation S under the Act.

REPORTS  TO  STOCKHOLDERS

Alttech plans to furnish its stockholders with an annual report for each fiscal year containing financial statements audited by its independent auditors. Additionally, Alttech may, in its sole discretion, issue unaudited quarterly or other interim reports to its stockholders when it deems appropriate. Alttech will be a reporting company under Section 12(g) of the Securities and Exchange Act of 1934, and will be required to file quarterly and annual reports and proxy statements. Any document Alttech files may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street NW, Washington DC 20549, and the public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Alttech's filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

ITEM  27.  EXHIBITS

The  following  Exhibits  are  attached  to  this  registration  statement:

2.1* Share Purchase Agreement between Alttech Ventures Corporation and Lexus Capital Inc.
3.1*     Amended  and  Restated  Articles  of  Incorporation
3.2*     Amended  and  Restated  Bylaws
4.1*     Specimen  Share  Certificate
5.1      Opinion  of  Ogden  Murphy  Wallace,  P.L.L.C.
10.1*    Lease  between  Shamsan  Developments  and  Alttech for Vancouver, B.C.
         property
10.2* Sublease between Alttech and Devon Group Management for Vancouver, B.C. property
10.3*    Sublease  between  Hazco  and  Alttech  for  Richmond,  B.C.  property
10.4*    Stock  Option  Plan
21.1*    Subsidiaries  of  Alttech  Ventures  Corp.
23.1     Consent  of  Elliott  Tulk  Pryce  Anderson
23.2     Consent  of  Ogden  Murphy  Wallace,  P.L.L.C.  (see  Exhibit  5.1)
27.1*    Financial  Data  Schedule
99.1*    Audit  Opinion  of  Elliott  Tulk  Pryce Anderson dated April 15, 2000

* Incorporated by reference from our registration statement on Form SB-2 (Commission File No.: 333-52242) filed with the Commission on December 20, 2000.

ITEM  28.  UNDERTAKINGS

The  undersigned  registrant  hereby  undertakes  as  follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

(2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a prospectus as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described above in Item 24, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) For purposes of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Richmond, Province of British Columbia, Canada, on the 21st day of December, 2000.

ALTTECH  VENTURES  CORP.

By:  /s/  Andrea  L.  Taggart
   ---------------------------------
   Andrea  L.  Taggart,  President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

     /s/  Andrea  L.  Taggart                  Date:        12/21/00
-----------------------------------------------     ----------------
     Andrea L. Taggart, President, Chief
          Executive Officer and Director

     /s/  Sam  Henry                           Date:        12/21/00
-----------------------------------------------     ----------------
     Sam Henry, Chief Financial Officer

     /s/  Robert  W.  Janes                    Date:        12/21/00
-----------------------------------------------     ----------------
     Robert W. Janes, Chief Technical Officer,
          Treasurer  and  Director

     /s/  Eileen  MacQueen                     Date:        12/22/00
-----------------------------------------------     ----------------
     Eileen MacQueen, Chief Operations Officer,
          Secretary  and  Director

     /s/  Cynthia  Spraggs                     Date:        12/22/00
-----------------------------------------------     ----------------
     Cynthia  Spraggs,  Director

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-----------    -----------

2.1*           Share  Purchase  Agreement  between  Alttech Ventures Corporation and  Lexus  Capital  Inc.
3.1*           Amended  and  Restated  Articles  of  Incorporation
3.2*           Amended  and  Restated  Bylaws
4.1*           Specimen  Share  Certificate
5.1            Opinion  of  Ogden  Murphy  Wallace,  P.L.L.C.
10.1*          Lease  between  Shamsan  Developments  and Alttech for Vancouver,
               B.C.  property
10.2*          Sublease  between  Alttech  and  Devon  Group  Management  for
               Vancouver,  B.C.  property
10.3*          Sublease between Hazco and Alttech for Richmond, B.C. property
10.4*          Stock  Option  Plan
21.1*          Subsidiaries  of  Alttech  Ventures  Corp.
23.1           Consent  of  Elliott  Tulk  Pryce  Anderson
23.2           Consent  of  Ogden  Murphy  Wallace,  P.L.L.C.  (see Exhibit 5.1)
27.1*          Financial  Data  Schedule
99.1*          Audit Opinion of Elliott Tulk Pryce Anderson dated April 15, 2000

* Incorporated by reference from our registration statement on Form SB-2 (Commission File No.: 333-52242) filed with the Commission on December 20, 2000.